UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MARLIN BUSINESS SERVICES CORP.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 2, 2021

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on Wednesday, June 2, 2021, at 9:00 a.m. virtually via the internet for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the compensation of the Corporation’s named executive officers on an advisory basis;

3.	To approve an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares; and

4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/MRLN2021.

The Board of Directors has fixed April 15, 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors

Ryan Melcher Senior Vice President, General Counsel and Corporate Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or by attending the meeting and voting.

Dated: April 28, 2021

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on June 2, 2021.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF SHAREHOLDERS

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Marlin Business Services Corp. (the “Corporation” or “Marlin”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Wednesday, June 2, 2021, at 9:00 a.m., to be held virtually via the internet, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect to the Board seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the compensation of the Corporation’s named executive officers on an advisory basis;

3.	To approve an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares; and

3.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/MRLN2021.

This Proxy Statement and related proxy card have been mailed on or about April 28, 2021, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 15, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,013,245 shares outstanding as of April 15, 2021.

At the Annual Meeting, the Board of Directors recommends that the shareholders vote:

•

“FOR” Proposal 1: the election of John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Jeffrey A. Hilzinger, Matthew J. Sullivan, J. Christopher Teets and James W. Wert to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

•	“FOR” Proposal 2: the adoption of the resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers;

•

“FOR” Proposal 3: the approval of an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares; and

•	“FOR” Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2021.

GENERAL INFORMATION ABOUT THE 2021 ANNUAL MEETING

Please take note that in light of the Covid-19 pandemic and in order to protect the health and safety of Marlin’s shareholders, directors, management and other stakeholders, the Annual Meeting will be a completely “virtual meeting” of shareholders. There will not be a physical meeting location. Marlin believes that hosting a virtual meeting will facilitate shareholder attendance and participation at the Annual Meeting by enabling shareholders to participate remotely from any location. Marlin has designed the Annual Meeting to provide the same rights and opportunities to participate to shareholders as they would have at an in-person meeting. Marlin is permitted to hold the meeting in this format pursuant to the Corporation’s bylaws (the “Bylaws”) and the laws of the Commonwealth of Pennsylvania, the jurisdiction in which the Corporation is incorporated.

Authorized shareholders will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MRLN2021. Prior to the Annual Meeting, authorized shareholders will be able to vote by proxy in the manner and upon the matters described herein.

Proxies and Voting Procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation – Compensation Discussion and Analysis”; for the approval of an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares, as described under Proposal 3; for the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote your shares electronically at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your street name shares at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Voting of Shares Prior to the Annual Meeting. You can vote prior to the Annual Meeting by valid proxy received by telephone, via the internet or by mail. We urge you to vote by doing one of the following:

Vote by Telephone	Vote by Internet	Vote by Mail

You can vote your shares by calling the toll free number indicated on your proxy card using a touch tone telephone 24 hours a day. Easy to follow voice prompts enable you to vote your shares and confirm that your voting instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote by telephone.

You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is also available 24 hours per day. If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote via the Internet.

If you choose to vote by mail, complete, sign, date and return your proxy card in the postage paid envelope provided. Please promptly mail your proxy card to ensure that it is received on or before June 1, 2021.

The deadline for voting by telephone or electronically through the Internet is set forth on your proxy card.

Voting of Shares at the Annual Meeting. The Annual Meeting will be held entirely online to allow greater participation. Shareholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/MRLN2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, the Corporation recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. You are entitled to attend the virtual Annual Meeting only if you were a shareholder of record as of April 15, 2021, the record date for the Annual Meeting, or you hold a valid proxy for the Annual Meeting. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Quorum and Voting Requirements

The presence, via webcast or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the Annual Meeting cannot be organized because a quorum is not present, the shareholders entitled to vote and present at the Annual Meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

The following chart shows the proposals to be acted upon at the Annual Meeting, and the votes needed for the proposals to be adopted.

Proposal		Vote Required for Approval	Effect of Abstentions* on Vote	Broker Discretionary Voting Allowed?	Effect of Broker Non-Vote
1	Election of directors	Plurality. But if votes “withheld” exceed votes “for” a nominee, then nominee must tender resignation to the Board (as described below)	Not applicable	No	No effect

2	Advisory vote on compensation of named executive officers	Majority of votes cast	No effect	No	No effect

3	Approval of amendment to the Corporation’s 2019 Equity Compensation Plan	Majority of votes cast	No effect	No	No effect

4	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	No effect	Yes	No effect

*	Note: Abstentions are counted as present for determining whether a quorum is present for each proposal, where applicable.

At the Annual Meeting, in connection with Proposal 1 to elect directors, you will be entitled to cast one vote for each share held by you for each candidate nominated but will not be entitled to cumulate your votes. Votes may be cast “for” or “withheld” with respect to each candidate nominated. Directors shall be elected by a plurality of the votes cast, which means that seven (7) director nominees receiving the highest number of votes “for” their election will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation—Majority Voting in Director Elections/Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation (“say-on-pay” vote), while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

Proposal 3 regarding the approval of the proposed amendment to the Corporation’s 2019 Equity Compensation Plan requires, under the Corporation’s Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present or by proxy at the Annual Meeting. Any abstentions and broker non-votes will not be considered votes cast on Proposal 3 and, therefore, will have no effect.

Proposal 4 considers ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm. While shareholder approval of this appointment is not required by law, the Bylaws or otherwise, nor binding on the Corporation, the Corporation intends to carefully consider the voting results of this proposal. The Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting firm and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent auditor, the Audit and Risk Committee of the Board (the “Audit and Risk Committee”) will consider the same in determining whether to continue the engagement of Deloitte & Touche LLP as its independent auditor.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, such as Proposal 4. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), or the approval of the proposed amendment to the Corporation’s 2019 Equity Compensation Plan (Proposal 3)

If you hold your shares in street name and you do not indicate how you want your shares voted in the election of directors, then your broker, bank or other nominee is not allowed to vote those shares on your behalf in the election of directors or other “non-routine” matters as they felt appropriate. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors or other “non-routine” matters, no votes will be cast on your behalf. Such broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual “non-routine” proposal, and therefore will have no effect on the outcome of the vote on an individual “non-routine” proposal.

As to all other matters properly brought before the Annual Meeting, the majority of the votes cast at the meeting, via webcast or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have no effect on the vote because under Pennsylvania law abstentions and broker non-votes are not considered votes cast. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

RECENT DEVELOPMENTS

On April 18, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Corporation, Madeira Holdings, LLC and Madeira Merger Subsidiary, Inc. (“Merger Sub”) pursuant to which all outstanding shares of the Corporation’s common stock will, subject to the terms and conditions of the Merger Agreement, be acquired by funds managed by HPS Investment Partners, LLC in a merger of the Corporation with and into Merger Sub, with the Corporation surviving.

Proposal 1:

ELECTION OF DIRECTORS

PROPOSAL SUMMARY AND RECOMMENDATION

The Board has nominated for election as directors at the Annual Meeting John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Jeffrey A. Hilzinger, Matthew J. Sullivan, J. Christopher Teets and James W. Wert, each to serve until the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be able to serve.

Recommendation: The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

BOARD OF DIRECTORS

Currently, the Board has seven (7) members. From January 1, 2020 through December 31, 2020, there were eleven (11) meetings of the Board of Directors, six (6) meetings of the Audit and Risk Committee, eight (8) meetings of the Compensation Committee and three (3) meetings of the Nominating and Governance Committee. All of our directors attended at least 75% of the meetings of each of our Board and each Board committee on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) virtually via the internet.

Nominees to Serve as Directors – Term Expires 2022

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is seven (7) with one vacancy.

Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting, up to the number of authorized directors, will be elected.

After the Annual Meeting, there will remain one vacancy on the Board of Directors as the Nominating and Governance Committee has not identified a candidate to fill the remaining independent board member vacancy, but continually searches for candidates. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill a board of director vacancy at any time.

All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors previously elected as directors by the Corporation’s shareholders. For each such nominee, set forth below is biographical and other information as of April 28, 2021, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating and Governance Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since

John J. Calamari	66	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo (Chairman)	55	Managing Director of Houlihan Lokey, Inc.	2001
Scott A. Heimes	52	Chief Marketing Officer of Zipwhip	2015
Jeffrey A. Hilzinger	63	President and Chief Executive Officer of the Corporation	2016
Matthew J. Sullivan	63	Partner with Peachtree Equity Management	2008
J. Christopher Teets	48	Partner of Red Mountain Capital Partners LLC	2010
James W. Wert	74	Managing Member & CEO of CM Wealth Advisors LLC	1998

John J. Calamari:

Biography.    Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.    Mr. Calamari has over 40 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit and Risk Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable United States Securities and Exchange Commission (“SEC”) rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.    Mr. DeAngelo has been a director since July 2001 and has served as the Chairman of the Board since June 2014. Mr. DeAngelo is a Managing Director with Houlihan Lokey Inc., an investment bank, and is based in Atlanta, Georgia. From 2010 to 2016, Mr. DeAngelo was a Managing Director with Sun Trust Robinson

Humphrey, an investment bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.    Mr. DeAngelo has over 28 years of experience as an investment banker and private equity professional, including 19 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009 and as Chairman of the Corporation’s Compensation Committee from March 2009 to June 2014. He currently serves on the Corporation’s Nominating and Governance Committee (as Chairman) and on the Compensation Committee. He has served as a director of over a dozen privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Scott A. Heimes:

Biography.    Mr. Heimes has been a director of the Corporation since April 2015. Since April 2018, Mr. Heimes has served as the Chief Marketing Officer of Zipwhip, a business-texting software and API provider. From 2015 to 2018, Mr. Heimes was the Chief Marketing Officer for SendGrid, Inc., a global digital communication platform, and from 2012 to 2015, he was the Chief Marketing Officer for Digital River, Inc., a global ecommerce, payments, and marketing services provider. From 2009 to 2012, Mr. Heimes worked as a Chief Marketing Officer for WebMD Health Corp. and from 2006 to 2009, Mr. Heimes worked with UnitedHealth Group in a variety of senior marketing roles. Mr. Heimes has worked in various other executive management positions between 1998 and 2006 with most of that time was spent in marketing roles. In 1991, Mr. Heimes received his undergraduate degree in English literature with a minor in French and Business Administration from the University of St. Thomas in St. Paul, Minnesota.

Qualifications.     The Board has determined that Mr. Heimes is an independent director. The Board views Mr. Heimes’ independence, his business and marketing experience, and his demonstrated leadership roles in business activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Heimes should serve as a director of the Corporation.

Jeffrey A. Hilzinger:

Biography.    Mr. Hilzinger has been the Corporation’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Since September 2019, Mr. Hilzinger has served on the board of directors of Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company providing debt recovery solutions and other related services for consumers. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Qualifications.    Mr. Hilzinger has over 40 years of experience in financial services, including over 15 years in the equipment leasing industry. Mr. Hilzinger is the Corporation’s President and Chief Executive Officer, and has served as Director of the Corporation since joining the Corporation in June 2016. The Board views Mr. Hilzinger’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Hilzinger should serve as director of the Corporation.

Matthew J. Sullivan:

Biography.    Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Management (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.    Mr. Sullivan has over 30 years of experience as an investment banker and private equity professional, including over 20 years serving in the role of Managing Director for a variety of private equity firms. He has over ten years of past service as a director of privately held companies. Mr. Sullivan currently serves on the Corporation’s Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Air Transport Services Group, Inc., Nature’s Sunshine Products, Inc. and Intrinsic LLC and previously served on the board of directors of Affirmative Insurance Holdings, Inc., Encore Capital Group, Inc. and Yuma Energy, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.    Mr. Teets has 23 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes over 16 years serving as a Partner for an investment firm. He has 14 years of service as a director of other public companies and currently sits on the boards of two other such companies. Mr. Teets currently serves on both the Corporation’s Audit and Risk Committee and Compensation Committee. In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner (via certain affiliates) of approximately 24.62% of the Corporation’s outstanding shares (reported as of June 10, 2020) as of April 1, 2021, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Corporation. In reaching this conclusion, the Board took into account that while Red Mountain and certain of its affiliates received relief in December 2020 from the passivity commitments it had made to the Federal Reserve Board in 2014, Red Mountain and such affiliates remain subject to Federal Reserve Board rules regarding the exercise of “control” over a bank holding company such as the Corporation. The Board has determined that Mr. Teets is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is Managing Member and CEO of CM Wealth Advisors LLC f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as lead Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 30 years of experience in the banking and financial services industries, including over 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit and Risk Committee from November 2003 to July 2004. Mr. Wert presently serves as Chairman of the Corporation’s Compensation Committee and on the Corporation’s Audit and Risk Committee and Nominating and Governance Committee. He has over 23 years of service as a director of public companies, and has also spent over 20 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

Independence of the Board of Directors

The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. Our Board has also determined that Mr. Hilzinger, who serves as a director and our President and Chief Executive Officer, is not an independent director. Accordingly, 86% of our current incumbent directors, who also constitute our director nominees, are independent. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the NASDAQ Global Select Market (“NASDAQ”).

Only independent directors serve on our Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Mr. DeAngelo, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in June 2014. The Board is responsible for ensuring that independent directors do not have a material relationship with the Corporation or any of the Corporation’s affiliates or any of our executive officers or their affiliates.

It is the policy of the Board and NASDAQ’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. The Board has affirmatively determined that each member of our Board (other than the Corporation’s President and Chief Executive Officer, Jeffrey A. Hilzinger), is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to the Corporation and the Corporation’s management.

COMMITTEES OF THE BOARD

The Corporation has three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Risk Committee

The Audit and Risk Committee currently consists of four independent directors: Messrs. Calamari (chairman), Sullivan, Teets and Wert. The Board has determined that Messrs. Calamari, Sullivan, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the SEC and under NASDAQ listing standards, and that all the members of the Audit and Risk Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards.

The Audit and Risk Committee’s primary purpose is to assist the Board in overseeing and reviewing:

(1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies;

(2) the adequacy of the Corporation’s internal accounting systems and financial controls;

(3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and

(4) the Corporation’s compliance with law and ethics programs as established by management and the Board.

In this regard, the Audit and Risk Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication.

The Board has adopted a written charter for the Audit and Risk Committee, which is accessible in the Investors section of the Corporation’s website at www.marlincapitalsolutions.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) currently consists of four independent directors: Messrs. Wert (chairman), DeAngelo, Sullivan and Teets.

The functions of the Compensation Committee include:

•	evaluating the performance of the Corporation’s named executive officers and approving their compensation;

•	preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement;

•	reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and

•	reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate.

The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as amended (the “2003 Equity Plan”), 2014 Equity Compensation Plan (the “2014 Equity Plan”), 2019 Equity Compensation Plan (the “2019 Equity Plan”) and 2012 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the Investors page of the Corporation’s website at www.marlincapitalsolutions.com.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman), Calamari, Sullivan and Wert. The Nominating and Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating and Governance Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees and will annually recommend to the Board nominees for each committee of the Board. The Nominating and Governance Committee is governed by a written charter that is accessible on the Investors page of the Corporation’s website at www.marlincapitalsolutions.com.

The Nominating and Governance Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skill set” of an individual. In considering potential nominees for director, the Nominating and Governance Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating and Governance Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable. The Board does not have a formal diversity policy, but the Nominating and Governance Committee takes into account a candidate’s ability to contribute to the cognitive diversity of backgrounds on the Board. To this end, we consider attributes such as race, ethnicity, gender, age, cultural background and professional experience. The Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Recognizing the significant added value diversity can provide to the functionality of a boardroom, the Nominating & Governance Committee continually evaluates opportunities to appoint female and racially or ethnically diverse directors to the Board. Without limiting additional actions it may choose to take, the Nominating & Governance Committee and the Board have committed to appointing at least one female director to the Board at or prior to the Corporation’s 2022 Annual Meeting of Shareholders. The Board has retained a leading global recruiting firm to assist the Nominating & Governance Committee in identifying female director candidates.

The Nominating and Governance Committee’s typical process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee assessments completed by the directors and, when deemed advisable by the Nominating and Governance Committee, engaging third parties to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to attend the meeting, or have the shareholder’s proxy attend the meeting, to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

GOVERNANCE OF THE CORPORATION

Governance Highlights

• Six out of seven of our directors are independent	• The Corporation has implemented proxy access

• Our Audit and Risk, Compensation, and Nominating and Governance Committees are 100% independent	• Shareholders have the same voting rights—one vote per share

• Our Chairman of the Board is an independent director who fosters effective collaboration among our independent directors and our CEO	• Director compensation is reviewed annually by our Compensation Committee to ensure competitiveness relative to our peers.

• Our Board and management are subject to a Code of Ethics and Business Conduct	• Our internal Disclosure Committee oversees the Corporation’s disclosure obligations to ensure timely and accurate reporting and support our disclosure controls and procedures processes

• All of our directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served	• The Corporation has established a Management Risk Committee to oversee the risk profile and risk strategy of the Corporation

• Independent Board members meet regularly in Executive Session without management present	• The Corporation has adopted a director resignation policy applicable if the votes “withheld” exceed the votes “for” a nominee in an uncontested election

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in June 2014, the Board elected an independent director, Lawrence J. DeAngelo, to serve as the Board’s second non-executive Chairman of the Board. In his capacity as non-executive Chairman of the Board, Mr. DeAngelo leads all meetings of our Board at which he is present but does not serve as an employee or corporate officer. The non-executive Chairman of the Board serves on appropriate committees as requested by the Board, sets meeting schedules and agendas and manages information flow to the Board to assure appropriate understanding of, and discussion regarding matters of interest or concern to the Board. The Board believes that it is appropriate for the Chairman of the Board to be an independent, non-employee director to ensure that the Board operates independently of management in the fulfillment of its oversight function and that the matters presented for consideration by the Board and its committees reflect matters of key importance to the Corporation and its’ shareholders as determined by the independent directors.

Majority Voting in Director Elections/Director Resignation Policy

Pursuant to the Board’s director resignation policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating and Governance Committee will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed.

Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating and Governance Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating and Governance Committee and Board process. If a majority of the members of the Nominating and Governance Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Shareholder Nominations

Our Bylaws permit shareholders to submit director nominations for consideration at an annual meeting. Such nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the notice of such nominations to the Corporate Secretary of the Corporation must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days prior to the anniversary date of the previous year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, then notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A copy of the Bylaws can be obtained from the Corporation’s Corporate Secretary at 300 Fellowship Road, Mount Laurel, NJ 08054.

In addition, our Bylaws provide for proxy access for properly nominated directors under certain circumstances. Article II Section 2.15 of the Bylaws permits a shareholder who has owned shares of the Corporation, or a group of up to 20 shareholders, representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors continuously for at least three years (an “Eligible Shareholder”) to nominate and include in the Corporation’s annual meeting proxy materials director nominees in a number up to 25 percent of the Board of the Directors in office as of the last day on which a proxy access notice may be delivered under the Bylaws, provided the nominating shareholder(s) and the director nominee(s) satisfy all of the specified eligibility and other requirements in Section 2.15 of the Bylaws. The proxy access provision may only be used in connection with an annual meeting of shareholders. To use the proxy access provision, a shareholder must provide the Corporation with a notice of proxy access nomination and other important information, which must include certain representations and agreements by the shareholder, no earlier than one hundred and fifty (150) and no later than one hundred and twenty (120) days before the first anniversary of the date the Corporation mailed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences thirty (30) days before and ends sixty (60) days after the first anniversary date of the previous year’s annual meeting, then the proxy access notice must be so delivered to, and received by, the Corporate Secretary of the Corporation no earlier than one hundred and eighty (180) days and no later than the tenth (10th) day following the date such annual meeting is first publicly announced or disclosed. The required information includes, but is not limited to, shareholder statements verifying qualifying stock ownership as of the date of the notice of proxy access nomination and a copy of the shareholder’s Schedule 14N as filed with the SEC. The required representations and agreement include, but are not limited to, the shareholder’s lack of intent to change or influence control at the Corporation and intent to maintain qualifying stock ownership through the date of the annual meeting. The Corporation may also require each shareholder nominee to provide any additional information that may be reasonably requested to determine if such nominee is independent or that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Corporation.

Shareholder Proposals

Our Bylaws permit shareholders to submit proposals for consideration at future shareholder meeting. Such proposals are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the notice of such proposals to Corporate Secretary of the Corporation must delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) days prior to the date of the Corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that the current year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, then notice by the shareholder to be timely must be so received within a reasonable time before the Corporation begins to print and mail its proxy materials.

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk, regulatory risk, reputational risk and market risk. The Board oversees risk management through a combination of processes.

The Audit and Risk Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to:

•	timely identify the material risks that the Corporation faces;

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee;

•	implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile; and

•	integrate risk management into the Corporation’s decision-making.

The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Management Risk Committee (“Management Risk Committee”) comprised of the following voting members: the Corporation’s Chief Executive Officer; Chief Risk Officer; Chief Financial Officer; Chief Sales Officer; General Counsel; and Chief Operations Officer, and the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank. In addition, the Management Risk Committee includes non-voting members comprised of senior and other management throughout the organization. The Management Risk Committee’s main task is to manage the risk profile and risk strategy of the Corporation by defining the risk appetite, defining the risk strategy, and actively monitoring the risk performance against the risk appetite and strategy as defined by the Management Risk Committee’s Charter, in each case ultimately subject to oversight by the Audit and Risk Committee. The Management Risk Committee Charter is subject to approval by the Board.

The Audit and Risk Committee, in consultation with management and the Corporation’s internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk and cybersecurity and information security risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating and Governance Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating and Governance Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit and Risk Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit and Risk Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted in the Investors section of the Corporation’s website at www.marlincapitalsolutions.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including our principal executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit and Risk Committee. The Code is available free of charge in the Investors section of our website at www.marlincapitalsolutions.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by NASDAQ listing standards.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

CERTAIN RELATED PERSON TRANSACTIONS

Under the Code, the Audit and Risk Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or shareholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit and Risk Committee for review. The transaction must receive Audit and Risk Committee approval prior to the consummation of the transaction.

The March 20, 2007 (the “Order”) of the Federal Deposit Insurance Company (“FDIC”) originally approving the application for federal deposit insurance for the Corporation’s wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”) is subject to certain conditions set forth in the Order. The Order provided that the approval was conditioned on, among other things, Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, on June 18, 2007, Peachtree, WCI and the FDIC entered into a Passivity Agreement (the “Passivity Agreement”) and Peachtree, WCI and the Corporation entered into a related Letter Agreement (the “Letter Agreement”). On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the Letter Agreement, pursuant to which the Corporation agreed to create one vacancy on the Board by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board to serve as a director. On April 17, 2008, Matthew J. Sullivan was appointed to the Board under the terms of the Letter Agreement, and Mr. Sullivan has continued to serve as a Board member under the provisions of the Letter Agreement that requires the Corporation to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement. While on March 24, 2020, the FDIC issued an amended order that eliminated many of the conditions in the Order, the amended order specifically requires Peachtree and WCI to keep the Passivity Agreement in place.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

Members of the Board who are not employees are eligible for compensation in the form of cash and equity as described below. Frederic W. Cook & Co., Inc. (“FW Cook”) conducted a comprehensive evaluation of the compensation programs for non-employee independent members of the Board of Directors, which resulted in updates to the program in 2017. No subsequent refinements have been made to the program since 2017.

Cash Compensation

Annual Retainer. Each outside (non-employee independent) director receives an annual cash retainer of $50,000 for serving on the Board of Directors. The cash retainers are paid quarterly and prorated for fractional periods.

Chairman of the Board Retainer. In addition to the compensation described above, the non-employee Chairman of the Board of the Corporation receives and additional $50,000 annual retainer (payable in quarterly installments).

Committee and Chair Retainers. The chairpersons and non-chair members of the Board’s three standing committees are entitled to the following additional cash retainers each year (paid quarterly and prorated for fractional periods):

Board Committee	Chairperson Retainer	Non-Chair Member Retainer
Audit and Risk Committee	$21,000	$9,000
Compensation Committee	$14,000	$6,500
Nominating and Governance Committee	$10,000	$4,000

None of the above-described cash retainers have changed since 2017. However, following the onset of the Covid-19 pandemic, our independent directors voluntarily agreed to temporarily reduce their cash retainer by 25% from April 13, 2020 through May 31, 2020.

Equity Compensation

Annual Equity Award. In 2020, independent members of the Board of Directors received annual grants under the Corporation’s 2019 Equity Plan of restricted stock yielding a fair market value of $60,000 at the stock award grant date. The transfer restrictions on restricted stock granted pursuant to the annual equity awards lapse at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

Total 2020 Director Compensation

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2020. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash	Stock Awards(1)	Total
Lawrence J. DeAngelo	$112,579	$59,996	$172,575
John J. Calamari	$72,476	$59,996	$132,472
Scott A. Heimes	$48,317	$59,996	$108,313
Matthew J. Sullivan	$67,161	$59,996	$127,157
J. Christopher Teets	$63,296	$59,996	$123,292
James W. Wert	$74,409	$59,996	$134,405

(1)

Represents the grant date fair value of stock awards granted to the Directors of the Corporation in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2 under “Summary of Significant Account Policies” subtitled “Stock-Based Compensation” included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the grant date of each Director’s equity award.

The following table sets forth information with respect to the beneficial ownership of our common stock held by our independent directors as of April 1, 2021.

Security Ownership of Directors Table

Name	Number of Shares of Common Stock Owned (#)	Number of Shares of Common Stock that have not yet Vested (#)	Total Number of Shares Beneficially Owned (#)
John J. Calamari	30,049	22,328	52,377
Lawrence J. DeAngelo	286,506	22,328	308,834
Scott A. Heimes	0	19,840	19,840
Matthew J. Sullivan(1)	272,584	22,328	294,912
J. Christopher Teets(2)	15,065	22,328	37,393
James W. Wert	58,343	22,328	80,671

(1)

Includes 234,483 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2)

The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”). Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s current Director Stock Ownership Guidelines require each non-employee independent director to own an amount of the Corporation’s stock having a value (based on the average daily closing price per share of the Corporation’s stock for the three (3) year period immediately preceding such date) equal to five times his or her annual board cash retainer. Restricted shares count toward the ownership requirement. Each non-employee independent director receives an annual grant of restricted shares for which the transfer restrictions lapse at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service. As of April 1, 2021, all of the non-employee independent directors were in compliance with the ownership requirement.

Proposal 2:

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ PAY

PROPOSAL SUMMARY AND RECOMMENDATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules promulgated by the SEC, we are requesting the approval of the following advisory resolution:

“RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. is hereby APPROVED.”

Although the foregoing resolution is only advisory in nature and is not binding on the Board or the Corporation, the Board and the Compensation Committee intend to review the voting results so that such voting results may be taken into consideration in connection with future executive compensation decisions.

Recommendation. The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

Why the Board recommends a vote FOR the “say-on-pay” proposal. The Board believes that the Corporation’s executive compensation program is effective and aligned with shareholders’ interests. In 2017, the Corporation instituted a new rigorous performance-based approach to its compensation programs. The following highlights key objectives of our executive pay program:

•	Balances short-term and long-term performance goals and commensurate rewards.

•	Aligns the interests of our executives and our shareholders to create long-term value.

•	Enables the Corporation to attract and retain key executive talent.

We hold “say-on-pay” votes annually in support of our Board’s policy. The next “say-on-pay” vote will occur at the Corporation’s 2022 annual meeting of shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussion, recommended to the Board of Directors that it be included in the Corporation’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020.

This report is submitted by the members of the Compensation Committee of the Board of Directors.

James W. Wert (Chairman)

Lawrence J. DeAngelo

Matthew J. Sullivan

J. Christopher Teets

Date: April 20, 2021

OUR EXECUTIVE OFFICERS

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the Corporation’s directors or executive officers and any other director or executive officer of the Corporation or its subsidiaries. Our executive officers as of April 28, 2021, and the ages of such officers at such date, were as follows:

Name	Age	Principal Occupation
Jeffrey A. Hilzinger	63	Chief Executive Officer
Michael R. Bogansky	43	Senior Vice President, Chief Financial Officer
Laura C. Anger	57	Senior Vice President, Chief Human Resources Officer
Louis E. Maslowe	58	Senior Vice President, Chief Risk Officer
Ryan S. Melcher	41	Senior Vice President, General Counsel and Corporate Secretary
Aswin Rajappa	50	Senior Vice President, Chief Strategy Officer
James Sherlock	51	Senior Vice President, Chief Information Officer
Gregory L. Sting	58	Senior Vice President, Chief Operations Officer

Mr. Hilzinger’s biographical information is set forth above in “Proposal 1 – Election of Directors – Board of Directors”.

Mr. Bogansky joined the Corporation on February 1, 2019 as Senior Vice President, Chief Financial Officer. Prior to joining the Corporation, Mr. Bogansky worked for PHH Corporation, a New York Stock Exchange listed company (“PHH”), where he was most recently Senior Vice President and Chief Financial Officer from March 2017 until PHH was acquired by Ocwen Financial Corporation on October 4, 2018. Prior to that, Mr. Bogansky served as the Senior Vice President and Controller of PHH since April, 2014. Mr. Bogansky joined PHH’s subsidiary, PHH Mortgage Corporation (“PHH Mortgage”), in 2003 as Manager, Financial Reporting and held roles of increasing responsibility in the accounting and finance functions of PHH and its subsidiaries, including serving as Vice President, Financial Reporting of PHH Mortgage from 2009 to 2010, as PHH’s Vice President and Assistant Controller from 2010 to 2012 and as PHH’s Vice President and Controller from to 2012 until 2014. Prior to joining PHH in 2003, Mr. Bogansky served as a Senior Auditor with Deloitte & Touche LLP, which currently serves as the Corporation’s independent registered public accounting firm.

Ms. Anger joined the Corporation in July 2017 as Senior Vice President, Chief Human Resources Officer. Ms. Anger has an extensive background in human resources with over 30 years of experience, much of it in the commercial finance and banking industries. Prior to joining the Corporation, Ms. Anger led the human resources function for the North American Connected Car unit of Harman International, a Samsung company from November 2014 to July 2017. Prior to joining Harman International, she held the top human resources leadership role at Flagstar Bancorp, Inc. and Crain Communications Inc. Earlier in her career, she also held human resources leadership positions at AT&T Capital, Heller Financial and GE Capital.

Mr. Maslowe joined the Corporation in January 2017 as Chief Risk Officer. Mr. Maslowe manages all of Marlin’s underwriting practices, policies, procedures, risk appetite and overall credit risk management across all of Marlin’s businesses. Mr. Maslowe has an extensive background in commercial finance with over 30 years of credit experience. Prior to joining Marlin, he was Senior Vice President and Chief Risk Officer of the Americas for DLL, a global provider of asset-based financial solutions and a wholly owned subsidiary of Rabobank Group from 2005 until January 2017. In his role at DLL, Mr. Maslowe was responsible for all credit adjudication, enterprise risk management and credit scorecard management for the Americas. In addition, he served as Co-Chairman of the Global Model Risk Committee and was a member of DLL’s Global Risk, Credit and Audit Committees. Previously, Mr. Maslowe held senior leadership positions in credit and risk management with several other leading bank owned, independent and captive leasing companies.

Mr. Melcher joined the Corporation as Senior Vice President, Deputy General Counsel on November 1, 2019, and assumed the role of Senior Vice President, General Counsel, Chief Compliance Officer and Corporate

Secretary on January 1, 2020. Prior to joining the Corporation, Mr. Melcher worked for PHH Corporation, a New York Stock Exchange listed company (“PHH”), where he was most recently Vice President, Deputy General Counsel and Corporate Secretary from January 2018 until February 2019, following the acquisition of PHH by Ocwen Financial Corporation in October 2018. Prior to that, Mr. Melcher served as Assistant General Counsel and Assistant Secretary of PHH since October 2013. Prior to joining PHH, Mr. Melcher was an associate and subsequently counsel in the corporate department of the law firm Lowenstein Sandler LLP from 2004 to 2013.

Mr. Rajappa joined the Corporation in September 2017 as Senior Vice President, Chief Marketing Officer and was appointed Senior Vice President, Chief Strategy Officer in October 2020. Prior to joining the Corporation, Mr. Rajappa was Vice President, Digital Marketing & Product Development at CAN Capital from January 2016 to June 2017. Prior to that, from June 2014 to December 2015 he was Senior Vice President, Head of Marketing at Lendkey Technologies, a leading lending-as-a-service fintech platform for banks and credit unions. Mr. Rajappa spent the fourteen years prior to that in increasing roles in marketing and product development at Capital One Financial.

Mr. Sherlock has been with the Corporation since 2007, and has served as Senior Vice President, Chief Information Officer since 2016. Prior to that, he served as the Corporation’s Vice President of Information Technology. Prior to joining the Corporation in 2007, Mr. Sherlock worked at PHH Mortgage Corporation from 2003 to 2007 as Director of Applications Development, and prior to that held various positions in increasing technology roles at Wave Systems Corp., a platform security company and MFS Trans Tech, an electronic toll and traffic management company.

Mr. Sting joined the Corporation in late 2014 to manage the Corporation’s lease and loan portfolio and drive improvements in the servicing departments. Prior to joining the Corporation, Mr. Sting worked for seven years for CIT Group in Jacksonville, Florida. In 2007, he joined CIT Group as Vice President of Operations for Vendor Healthcare and through the subsequent four years was given various promotions. By July 2011, Mr. Sting became the Chief Operations Officer of CIT Finance LLC. Mr. Sting’s areas of responsibility in this role included collections, customer care, bad debt recovery, accounts payable, accounts receivable, booking, sales support, onboarding and asset management. Prior to working at CIT, Mr. Sting held various positions with Dana Commercial Credit in Ohio, including his final position there as Corporate Director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”) section, we provide an overview of our performance and the business environment during 2020, followed by a description of the components of our executive compensation program for our Named Executive Officers, or “NEOs,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this CD&A. Also, this CD&A includes an overview of our executive compensation philosophy and our executive compensation program, as well as an explanation of how and why the Compensation Committee arrived at specific compensation policies and decisions involving our NEOs.

Named Executive Officers

Our NEOs for 2020 are:

•	Jeffrey A. Hilzinger, President and Chief Executive Officer

•	Michael R. Bogansky, Senior Vice President, Chief Financial Officer

•	Louis E. Maslowe, Senior Vice President, Chief Risk Officer

•	Aswin Rajappa, Senior Vice President, Chief Strategy Officer

•	Gregory L. Sting, Senior Vice President, Chief Operations Officer

Executive Summary

Our 2020 executive compensation program was designed to tie pay to performance, with a significant portion of our NEOs’ compensation based on the attainment of operating and financial goals that are viewed as key drivers of shareholder value creation. Consistent with our historical pay for performance philosophy, in January 2020 the Compensation Committee instituted an annual cash incentive plan with rigorous financial objectives and awarded equity compensation to NEOs in the form of 35% restricted stock units (“RSUs”) and 65% performance stock units (“PSUs”) earned based on three-year average return on equity (“ROE”). In addition, Messrs. Hilzinger, Bogansky and Rajappa were granted supplemental performance stock units (“Supplemental PSUs”) designed to provide an enhanced reward for delivering exceptional above-target financial performance and above-market shareholder returns over a three-year measurement period.

In March 2020, mere weeks after the 2020 executive compensation program was approved and implemented by the Compensation Committee, the Covid-19 pandemic began to cause significant negative effects on the global economy and on our financial and operational results. Throughout 2020, the pandemic significantly curtailed economic activities in the industry segments we service, contributing to a significant decline in our origination volumes and elevated credit losses.

Despite the unprecedented operating challenges and macro-economic uncertainty we encountered from the Covid-19 pandemic, the Corporation and the leadership team managed the impact of the pandemic and generated profitability of $0.3 million, or $0.03 per diluted share, for the full 2020 fiscal year. These results were achieved in large part through (i) the implementation of significant cost reduction initiatives, including a reorganization of our front office, reduced headcount and lower general and administrative expenses and (ii) proactive portfolio performance management, including the completion of approximately 5,600 loan and lease modification requests. Furthermore, we were able to maintain our regular quarterly dividend to shareholders throughout 2020 and returned capital through share repurchases totaling $4.2 million during the year.

Notwithstanding the unexpected and significant negative impact of the Covid-19 pandemic on the Corporation’s financial results, the Compensation Committee did not make any adjustments to the performance objectives or thresholds under our 2020 cash incentive plan. Rather, in January 2021, after the completion of the fiscal year, the Compensation Committee reviewed the impact of the Covid-19 pandemic on the Corporation for the entire fiscal year and determined to calculate performance under our 2020 incentive plan on an adjusted basis (as described in detail below in Compensation for Named Executive Officers in 2020—Annual Cash Incentive Plan) to account for those aspects of the pandemic impact that were beyond management’s control and could not be mitigated by management action. As a result, and as discussed in more detail below, our NEOs received awards under our annual cash incentive plan ranging between 63% and 77% of their target awards.

At 2020 year-end, PSUs granted on March 20, 2018, which based performance upon our three-year average ROE for 2018, 2019 and 2020, were forfeited in their entirety as performance fell below the threshold level set forth in the award, in part because of the negative impact the Covid-19 pandemic had on the Corporation’s financial performance in 2020. The impact of the Covid-19 pandemic has also made it unlikely that PSUs granted on March 29, 2019 and February 14, 2020 will meet the threshold performance levels set forth in the awards at the conclusion of the performance periods on December 31, 2021 and December 31, 2022, respectively. No adjustments have been made to outstanding equity awards to account for the impact of the pandemic.

To retain our NEOs, incentivize continued efforts to improve the Corporation’s long-term performance as it emerges from the Covid-19 pandemic and drive long-term shareholder value creation, on December 14, 2020 the Compensation Committee granted PSUs to our NEOs tied to the achievement of rigorous share price goals (the “Stock Price-Based PSUs”). No portion of these awards will be earned unless the Corporation’s 20 consecutive trading day average closing price on December 14, 2023 is at least 28% above the closing share price on the date of grant and earning the full award requires price growth of 123%.

Compensation Philosophy, Structure and Governance Process and Considerations

Compensation Philosophy.    The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific annual, long-term and strategic goals, and aligns executives’ interests with those of our shareholders, with the ultimate objective of creating long-term shareholder value. The Compensation Committee evaluates both performance and compensation levels to ensure that compensation opportunities provided to key employees remains competitive in the marketplace and allows us to attract and retain superior talent needed to execute on the business strategy. To that end, the Compensation Committee believes compensation packages provided to our executives, including the NEOs, should include both cash and equity-based compensation that rewards for the achievement of performance measured against rigorous pre-established goals.

Key Governance Considerations.     Our executive compensation program is heavily weighted toward at-risk compensation tied to the Corporation’s financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with sound governance principles, as follows:

What We Do	What We Do Not Do
✓ PSUs with a three-year performance period	☒ No guaranteed incentive awards
✓ Performance-based short-term cash incentive compensation heavily weighted to rigorous financial performance goals	☒ No excessive perquisites or related tax gross-ups
✓ Double-trigger change in control agreements	☒ No hedging of stock by executive officers and directors
✓ Stock ownership guidelines for executive officers and directors	☒ No post-employment retirement or pension type benefits
✓ Independent compensation consultant directly engaged by our Compensation Committee	☒ No stock option repricing or stock option cash buyouts without shareholder approval

Say-on-Pay Vote.    At the 2020 Annual Meeting, shareholders approved our executive compensation policies and programs with over 90% support. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the favorable 2020 advisory vote on executive compensation, the Compensation Committee recognizes that executive pay practices and governance principles continue to evolve. While no changes were specifically made as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on our executive pay practices directly to the Compensation Committee or the Board.

Parties Involved in the Corporate Governance of our Executive Compensation Programs.     The governance of our executive compensation programs generally occurs through interaction of three groups: the Compensation Committee, management and the Compensation Committee’s independent compensation consultant. In 2020, on occasion and as appropriate, the Compensation Committee also enlisted the advice of Morgan, Lewis & Bockius, LLP, independent counsel specializing in executive and non-employee director compensation matters.

Role of the Compensation Committee.     The Compensation Committee, consisting of four independent directors, is responsible for the review and approval of our executive compensation program. The Compensation Committee considers a multitude of factors in setting executive compensation, including individual performance, company performance, internal equity and competitive market pay levels and practices. Specifically, the Compensation Committee’s review of NEO compensation includes:

•	approval of corporate goals and objectives relevant to incentive compensation;

•	evaluation of performance results based on these goals and individual objectives;

•	determination of long-term incentive compensation opportunities, while considering the Corporation’s performance and relative shareholder return;

•

examination of the competitiveness of the Corporation’s executive compensation program to ensure appropriate motivation and retention of our executive officers and to align their interests with those of the Corporation’s long-term shareholders; and

•	approval of changes to compensation, including, but not limited to, base salary, annual and long-term incentive award opportunities and other significant terms of executive officer employment.

Role of Management.    The Compensation Committee makes all compensation decisions relating to our NEOs; however, certain of our executive officers play a role, including managing the process for plan/metrics approvals and recommending salary and cash incentive levels and equity awards for plan participants other than the CEO, whose compensation is independently reviewed and approved without recommendations from management.

The CEO, with the assistance of our Chief Human Resources Officer, works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each NEO, setting forth total compensation and aggregate equity awards;

•	performance evaluations for each NEO (other than himself); and

•	cash compensation and equity award recommendations for each NEO (other than himself).

The Compensation Committee regularly meets without management present, including to annually evaluate the CEO’s performance. The Committee also determines and approves the CEO’s pay, where the outcome of the performance evaluation is considered. A formal review is conducted with the CEO to share the Committee’s evaluation and compensation decisions.

The Compensation Committee is ultimately responsible for approving any recommendations and retains full discretion to modify (or reject) recommendations developed by management. The Compensation Committee operates under a written charter (accessible on the Investors page of our website at www.marlincapitalsolutions.com) and only independent directors serve on the Compensation Committee.

External Consultants and Market Data.    The Compensation Committee has utilized the services of independent consulting firms in order to provide advice on the design of the executive compensation program and related policies, senior executive pay levels, and non-employee director compensation.

In 2020, the Compensation Committee engaged FW Cook to provide general advice around the design of the 2020 executive compensation program, which largely mirrored the prior year’s design. In the second half of 2020, FW Cook was also engaged to advise on approaches to address the impact the Covid-19 pandemic had on the executive compensation program.

Furthermore, when evaluating our executive compensation program, the Compensation Committee refers to data from a peer group that includes companies in similar industries and of comparable size. Specifically, peers were identified based on Global Industry Classification Standards (GICS) code, and include those in the Diversified Financials, Trading Companies and Distributors and Technology Distributors industries, with a focus on companies in the equipment leasing space. At the time of selection, peer companies were limited to those with both revenue and market capitalization value of 0.25x-to-4.0x the Corporation’s size.

The Compensation Committee-approved peer group used to help inform 2020 pay decisions consisted of the following 12 companies:

Agilysys, Inc. (AGYS)*	KCAP Financial Inc. (KCAP)*	On Deck Capital Company (ONDK)*
Cai International Inc. (CAI)	McGrath Rentcorp Company (MGRC)*	Regional Management Corp. (RM)
Consumer Portfolio, Inc. (CPSS)	Medallion Financial Corp. (MFIN)	Transcat Inc. (TRNS)
General Finance Corporation (GFN)	Nicholas Financial Company (NICK)	Willis Lease Finance Corp. (WLFC)

*	As discussed immediately below, removed from the Corporation’s peer group in early 2021.

In early 2021, the Compensation Committee revisited the peer group and chose to remove certain peers with notably different business focuses and/or size. The Compensation Committee simultaneously added comparably sized peer companies in related industries. Therefore, the following peer group will be used to inform pay decisions:

Alerus Financial (ALRS)	Medallion Financial Corp. (MFIN)	Riverview Bancorp, Inc. (RVSB)**
Cai International Inc. (CAI)	Nicholas Financial Company (NICK)	Southern Missouri Bancorp, Inc. (SMBC)**
Consumer Portfolio, Inc. (CPSS)	Portman Ridge Finance Corporation (PTMN)**	Transcat Inc. (TRNS)
General Finance Corporation (GFN)	Provident Financial Holdings, Inc. (PROV)**	Willis Lease Finance Corp. (WLFC)
HMN Financial (HMNF)**	Regional Management Corp. (RM)

**	New addition to the Corporation’s peer group in early 2021.

Compensation for Named Executive Officers in 2020

Direct NEO compensation for 2020 consisted primarily of base salary, an annual cash incentive opportunity and grants of equity-based incentives in the form of RSUs, PSUs and Stock Price-Based PSUs, and for Messrs. Hilzinger, Bogansky and Rajappa, Supplemental PSUs. Each of those categories of compensation is discussed in more detail below.

Base Salary.    Our NEOs’ current base salaries are intended to provide a competitive ongoing level of pay and are the only element of our direct compensation program for executives not tied to performance. Salary determinations are informed by positioning relative to competitive market practice, experience, tenure, performance and contributions to our success. None of our NEOs received increases to their base salary rates in 2020. The NEOs’ base salary rates as of December 31, 2020 are listed in the below table.

Base Salary Rate of Named Executive Officers

Named Executive Officer	2020 Salary Rate	2019 Salary Rate	% Change
Jeffery A. Hilzinger	$550,103	$550,103	0%
Michael R. Bogansky	$350,000	$350,000	0%
Louis E. Maslowe	$336,000	$336,000	0%
Aswin Rajappa	$290,076	$290,076	0%
Gregory L. Sting	$293,150	$293,150	0%

In 2020, each of our NEOs voluntarily agreed to temporarily reduce their base salary following the onset of the Covid-19 pandemic, with Mr. Hilzinger reducing his base salary by 25% from April 13, 2020 through July 16, 2020 and our remaining NEOs reducing their base salaries by 15% from April 13, 2020 through May 31, 2020.

Annual Cash Incentive Plan.    Our annual cash incentive plan is designed to motivate and reward NEOs for achieving short-term performance objectives, with earned amounts paid in the first quarter of the following year after the certification of results by the Compensation Committee.

The performance criteria and weightings under the 2020 cash incentive plan were identical to the 2019 plan and were set in January 2020 prior to the onset of the Covid-19 pandemic. Specifically, incentive payments were based 80% on corporate financial objectives and 20% on individual personal goal objectives. Corporate objectives were based on two independently evaluated measures that serve as primary indicators of short-term financial performance, with two-thirds of the corporate objective weighting (and 53.3% of the overall weighting) based on fully-diluted earnings per share (“EPS”) and one-third of the corporate objective weighting (and 26.7% of the overall weighting) based on adjusted net interest income (“NIM”). Target performance is tied to internally defined objectives, with maximum earn-out of 200% of target for results at 115% of goal or greater and threshold earn-out of 50% of target at 85% of goal. Below the threshold performance level (i.e., below 85% of goal), there is no payout. The maximum, target and threshold performance goals under the corporate objectives, were as follows (with various additional target amounts enumerated in the plan and linear interpolation in between):

	EPS		NIM (in millions)
Performance	Metric	Funding	Metric	Funding
Threshold	$1.89	50%	$106.652	50%
Target	$2.22	100%	$125.473	100%
Maximum	$2.55	200%	$144.294	200%

The Covid-19 pandemic had a significant adverse impact on the Corporation’s financial results for the 2020 fiscal year. EPS for 2020 was $0.03 and NIM (which consists of net interest and fee income adjusted for gain on sale of leases and loans, servicing revenue and referral income) was $88.041 million, in each case failing to meet the above-referenced threshold performance level for any funding under the 2020 cash incentive plan. While EPS was negatively impacted by significant loss provisions in the first half of the year, the second half of the year benefited from management’s actions to reduce costs, re-organize the origination and processing functions and focused activities to protect the portfolio. NIM was negatively impacted by lower origination volumes and a lack of access to the capital markets to sell assets.

The Compensation Committee chose not to adjust the corporate performance objectives or funding levels originally enumerated in the cash incentive plan to account for the unexpected and significant negative impact of the Covid-19 pandemic on the Corporation’s financial results. Rather, in January 2021, the Compensation Committee determined to adjust how EPS and NIM were calculated to account for those aspects of the pandemic’s impact that were beyond management’s control and could not be mitigated by management action.

Specifically, in January 2021, the Compensation Committee approved an adjusted EPS calculation that took into consideration (i) changes in the Corporation’s loss provision based upon the economic forecast and qualitative adjustments made by management in determining the allowance for credit losses, (ii) the variance to the original 2020 business plan from significantly reduced asset sale and referral volume because of disruptions in the capital markets arising from the pandemic, and (iii) the cost of additional liquidity in the form of deposits maintained by the Corporation over the last nine months of 2020 in response to the onset of the pandemic and the potential impact on the brokered deposit market. At the same time, the Compensation Committee approved an adjusted NIM calculation taking into consideration the latter two factors referenced above. As more fully detailed in the table below, Covid-19 adjusted corporate financial objectives resulted in funding under the 2020 cash incentive plan for NEOs at 92.9% of target funding attributable thereto. After this result was determined, the Compensation Committee subsequently exercised negative discretion and reduced funding to 70% of target for the corporate performance objectives and to cap overall plan funding (inclusive of the individual performance factor which comprises 20% of individual’s award opportunities) at 70% of target.

Metric	Result	Performance (% of Target)	Metric Funding (% of Target)	Weight (Target)	Total Funding
Covid-Adjusted EPS Performance	$2.47	111.3%	174.3%	53.3%	92.9%
Covid-Adjusted NIM Performance	$103.37	82.3%	0%	26.7%	0%
Covid-Adjusted Company Performance	—	—	116.1%	80%	92.9%
Compensation Committee Discretion	—	—	—	—	70%

The Compensation Committee then evaluated and decided whether to increase an individual NEO’s award for outstanding personal performance, with the understanding that any such increase would be offset through reductions for other plan participants in order to not exceed the 70% aggregate cap set by the Compensation Committee.

For 2020, the Compensation Committee did not increase or decrease the cash incentive award for Mr. Hilzinger, our CEO. Mr. Bogansky, our CFO, and Mr. Rajappa, our Chief Strategy Officer, were the only NEOs to receive funding in excess of 70% of their target award. Particularly, Mr. Bogansky received 77% funding, as the Compensation Committee recognized his strong financial leadership in response to the Covid-19 pandemic, including his aggressive management of liquidity, capital and expense reduction efforts. Mr. Rajappa also received 77% funding, as the Compensation Committee recognized the leadership role he played in designing the Corporation’s digital strategy and IT roadmap and in conceptualizing the front office restructuring in 2020.

Each individual NEO’s target cash incentive award has historically been based upon a designated percentage of base salary wages earned during the calendar year. Each NEO’s designated target percentage remained unchanged in 2020 from 2019. However, given that our NEOs voluntarily agreed to a temporary salary reduction during 2020, in lieu of being based upon base salary wages earned, each NEO’s target award was based upon the designated percentage of salary wages that would have been earned had each NEO not voluntarily agreed to a temporary salary reduction during the year (“Annualized Wages”).

As a result of the above, the NEOs’ 2020 total annual cash incentive payments, which were approved by the Compensation Committee and paid in the first quarter of 2021, were as follows:

2020 Named Executive Officers Annual Cash Incentive Payments
Named Executive Officer	2020 Target (% of Annualized Wages)	2020 Target ($)	Actual Award for 2020 Performance	% of 2020 Target Awarded
Jeffery A. Hilzinger	90%	$514,134	$359,894	70%
Michael R. Bogansky	60%	$218,077	$167,919	77%
Louis E. Maslowe	60%	$209,354	$131,893	63%
Aswin Rajappa	50%	$150,617	$115,975	77%
Gregory L. Sting	50%	$152,213	$95,894	63%

Annual Equity-Based Incentives.    In January 2020, the Compensation Committee reviewed and approved stock-based awards for our Named Executive Officers that were designed to align the NEOs’ interests with the long-term interests of our shareholders while simultaneously providing a competitive award opportunity relative to our peer group. The number of shares underlying each award, and the terms and conditions of each award, were determined by the Compensation Committee after consultation with management and FW Cook. The standard stock-based awards for the NEOs in 2020 consisted of 65% PSUs and 35% RSUs, a structure the

Compensation Committee believes continues to emphasize pay-for-performance. For Messrs. Hilzinger, Bogansky and Rajappa, Supplemental PSUs were provided to reward for exceptional performance over a three-year measurement period, with funding only available for results at or above target for the regular PSU award.

In December 2020, the Compensation Committee considered the fact that PSUs granted on March 20, 2018, which based performance upon our three-year average ROE for 2018, 2019 and 2020, would be forfeited in their entirety as performance fell below the threshold level set forth in the award, in part because of the negative impact the Covid-19 pandemic had on the Corporation’s financial performance in 2020. The Compensation Committee also considered the fact that the financial impact of the pandemic made it likely that PSUs granted on March 29, 2019 and February 14, 2020 will fall short of the threshold performance levels at the conclusion of the performance periods on December 31, 2021 and December 31, 2022. In light of the foregoing and the fact that the Compensation Committee has no intention of modifying the terms of the PSUs granted in 2019 and 2020, on December 14, 2020 the Compensation Committee granted Stock Price-Based PSUs to our NEOs in order to support retention and alignment with shareholders and incentivize our NEOs to continue efforts to drive the Corporation’s long-term performance as it emerges from the Covid-19 pandemic.

Grants made to our NEOs in 2020 under the 2019 Equity Plan are described below.

Restricted Stock Unit Awards:    The RSUs issued to NEOs in 2020 vest in equal 33.3% annual installments on each anniversary date of the grant. In January 2020, the Compensation Committee determined to make the following RSU awards to the NEOs with a February 14, 2020 grant date:

•	Mr. Hilzinger — 11,992

•	Mr. Bogansky — 4,282

•	Mr. Maslowe — 4,282

•	Mr. Rajappa — 1,713

•	Mr. Sting — 2,569

PSUs based on ROE. The number of PSUs granted to our NEOs in 2020 that may become earned and vested will be determined based on the Corporation’s three-year average ROE during the performance period of fiscal years 2020, 2021 and 2022 (“2020-2022 ROE”). PSUs can be earned from 0-200% of target, based on achievement of the Performance Goals set forth in the chart below (with linear interpolation between the listed levels):

2020 PSU Award Metrics

	% Target	2019- 2021 ROE	% of Achievement
Maximum	≥109%	15.00%	200%
	107%		180%
	105%		160%
	104%		140%
	102%		120%
Target	100%	13.75%	100%
	98%		90%
	97%		80%
	95%		70%
	93%		60%
Threshold	91%	12.50%	50%
	< 91%		0%

In January 2020, the Compensation Committee made the following PSU awards (target amounts) to the NEOs with a February 14, 2020 grant date:

•	Mr. Hilzinger — 22,271

•	Mr. Bogansky — 7,953

•	Mr. Maslowe — 7,953

•	Mr. Rajappa — 3,181

•	Mr. Sting — 4,772

Supplemental PSUs based on ROE and Total Shareholder Return. In addition to the PSU awards granted to all NEOs, in January 2020 the Compensation Committee awarded Supplemental PSUs with a February 14, 2020 grant date to Messrs. Hilzinger, Bogansky and Rajappa that were designed to be realized only upon exceptional financial performance of the Corporation. Mr. Hilzinger was granted this award based upon his prior performance and to provide further motivation and retentive value, Mr. Bogansky was granted this award given the significant role he will play in the Corporation’s long term financial performance and Mr. Rajappa was granted this award given the leadership role he will play in the Corporation’s growth strategy. Target amounts of Supplemental PSU awards were granted as follows:

•	Mr. Hilzinger — 22,271

•	Mr. Bogansky — 7,953

•	Mr. Rajappa — 3,181

The Supplemental PSU award only starts to be earned if 2020-2022 ROE exceeds 100% of the target level for the standard 2020 PSU award described above, and the 2020-2022 ROE would have to reach 14.375% in order for the target number of Supplemental PSUs to vest. Furthermore, even if the ROE metric results in achievement, (i) the number of Supplement PSUs awarded would be reduced if the Corporation’s total shareholder return (“TSR”) over the three year measurement period is below the 65th percentile in relation to a 62 company comparison group and (ii) regardless of 2020-2022 ROE performance, the Supplemental PSU award would be forfeited entirely if the TSR was less than the 40th percentile relative to that comparison group. The Performance Goals for the 2020 Supplemental PSU awards and the potential downward adjustment based upon relative TSR rank are set forth in the charts below (with linear interpolation between the listed levels).

2020 Supplemental PSU Award Metrics

	% Target	2020-2022 ROE	% of Achievement
Maximum	≥ 109%	15.00%	200%
	107%		160%
	105%		120%
	104%		80%
	102%		40%
PSU Award Target	100%	13.75%	0%

Relative TSR Modifier for 2020 Supplemental PSU Award

2020-2022 Relative TSR Percentile	Adjustment to Supplemental PSU Award

65% or greater	0%

60%	-10%

55%	-20%

50%	-30%

45%	-40%

40%	-50%

Less than 40%	-100%

Stock Price-Based PSUs. The Stock Price-Based PSUs condition vesting based upon the trailing 20 consecutive trading day average closing price of our common stock on December 14, 2023, adjusted to assume the reinvestment of dividends from the grant date to the measurement date (the “Adjusted Ending Stock Price”). The Stock Price-Based PSUs were granted to our NEOs as follows:

•	Mr. Hilzinger — 100,160

•	Mr. Bogansky — 36,057

•	Mr. Maslowe — 12,019

•	Mr. Rajappa — 32,051

•	Mr. Sting — 12,019

The Stock Price-Based PSUs will vest based upon the Adjusted Ending Stock Price but will be forfeited in their entirety if the Adjusted Ending Stock Price is less than $16.00. No more than 100% of the target Stock Price-Based PSUs may vest per the award terms. Specifically, thresholds for the Adjusted Ending Stock Price, and the resulting vesting of units for each NEO, are as follows:

	Adjusted Ending Stock Price	Threshold Absolute TSR from Grant Date	Aggregate Shares Earned (as % Target)
Target	$28.00 or above	123.4%	100%
	$25.00-$27.99	99.5%	80%
	$22.00-$24.99	75.6%	60%
	$19.00-$21.99	51.6%	40%
Threshold	$16.00-$18.99	27.7%	20%
	<$16.00	N/A	0%

The NEOs will receive accrued dividend equivalents, if and to the extent dividends on the Corporation’s common stock are declared and paid from the grant date to the Stock Price-Based PSU distribution date, with respect to the number of Stock Price-Based PSUs that vest, which will be paid to the NEO in cash only if and when the Stock Price-Based PSUs are distributed to the NEO.

In the event a NEO’s employment is terminated prior to the end of the performance period by the Corporation on account of death, disability or without cause (in each case as defined in the 2019 Equity Plan), or by the NEO for good reason (as defined in the Corporation’s Severance Pay Plan for Senior Management), then the NEO will be entitled to a pro rata number of Stock Price-Based PSUs determined by multiplying the number of Stock Price-Based PSUs that ultimately vest under the award as if the NEO did not have a termination of employment by a fraction, the numerator of which is the number of days during the performance period that the NEO was employed and the denominator of which is the total number of days in the performance period.

Upon a “change of control” as defined in the 2019 Equity Plan prior to the end of the performance period, a NEO’s award will be eligible to vest on the date of the change of control. In that case, instead of being based upon the Corporation’s trailing 20 consecutive trading day average closing price, the “Adjusted Ending Stock Price” used to determine the number of Stock Price-Based PSUs that vest pursuant to the thresholds described above will be calculated based on the per-share transaction price payable to the Corporation’s shareholders in such change of control transaction, adjusted to assume the reinvestment of dividends from the grant date to the change of control date. Any outstanding Stock Price-Based PSUs that do not vest as of the date of the change of control will be forfeited as of such date.

PSU Awards with Performance Periods Concluding in 2020

In 2020, the performance period closed for two previously granted PSU awards. Specifically, PSU awards granted on March 20, 2018 to all NEOs other than Mr. Bogansky (who was not employed with us at the time of the grant) required that the average ROE for fiscal years 2018, 2019 and 2020 be at least 13.40% for any PSUs under those awards to be earned. The Compensation Committee certified in January 2021 that average ROE over the performance period (after application of defined adjustments) for these PSUs was 9.58%. As such, in January 2021 the Compensation Committee certified that these awards were forfeited in their entirety.

In addition, a PSU award granted to Mr. Maslowe on March 31, 2017 was earned at one-third of target. This award was designed such that one-sixth of the target PSUs were earned based on achievement of six unique performance thresholds set at the highest level of 30 day average TSR during the performance period of the grant date until the three-year anniversary of the grant date reaching +18%, +36%, +53%, +71%, +88%, and +106% of a baseline stock price of $20.87. In July 2020, the Compensation Committee certified that the highest 30 day average TSR achieved during the performance period was $31.58, or +51% of the baseline stock price, resulting in two of the six unique performance thresholds being met and one-third of the target PSUs being earned. The PSUs vested on March 31, 2021, as they had been conditioned upon Mr. Maslowe’s continued employment with the Corporation through that date.

The table below provides further detail on the number of units earned and forfeited under each PSU award described above.

Executive Officer	Grant Date	Performance Period End Date	Target PSU Award (#)	Units Earned (#)	Units Forfeited (#)

Jeffrey A. Hilzinger	03/20/2018(1)	12/31/2020	11,504	0	11,504

Michael R. Bogansky	—	—	—	—	—

Louis E. Maslowe	03/31/2017(2) 03/20/2018(1)	03/31/2020 12/31/2020	12,000 4,424	4,000 0	8,000 4,424

Aswin Rajappa	03/20/2018(1)	12/31/2020	1,769	0	1,769

Gregory L. Sting	03/20/2018(1)	12/31/2020	2,654	0	2,654

TOTAL	—	—	32,351	4,000	28,351

(1)	Represents PSUs granted on March 20, 2018 under the 2014 Equity Plan. See “Outstanding Equity Awards at Fiscal Year-End 2020” table below for further detail.
(2)

Represents PSUs granted on March 31, 2017 under the 2014 Equity Plan. See “Outstanding Equity Awards at Fiscal Year-End 2020” table below for further detail. As referenced above, these PSUs vested on March 31, 2021, as they had been conditioned upon Mr. Maslowe’s continued employment with the Corporation through that date.

Change of Control and Other Severance Arrangements

Our NEOs are all participants in our Severance Pay Plan for Senior Management (the “Severance Plan”). The purpose of the Severance Plan is to provide severance benefits to certain key eligible executives whose employment is terminated without “cause” or for “good reason” (each as defined in the Severance Plan) and contains different levels of benefits for terminations independent of, and related to, a change in control (“CIC”). Payments under the Severance Plan are subject to the NEO executing a release and complying with certain restrictive covenants. Payments and benefits under the Severance Plan would also cease upon any subsequent finding of any actions that constitute “cause” under the Severance Plan. Benefits under the Severance Plan are described below, with related values set forth in the “Potential Payments Upon Termination of Employment or Change in Control” table below.

Termination Independent of Change in Control

Upon a termination without cause, or by the executive for good reason, that occurs independent of a CIC (as further described below), our NEOs would be eligible to receive the following severance benefits (plus any accrued payments or benefits):

Salary Continuation.    A continuation of their annual base salary for the severance period, paid in accordance with the Corporation’s regular payroll schedule.

Annual Cash Incentive.    A pro rata annual cash incentive payment for the year of termination, based on actual performance results and paid at the same time as for then-employed participants, as well as, solely for Mr. Hilzinger, a target cash incentive payment for the year of termination.

Health Benefits Continuation.    Continuation of the executive’s eligibility to participate in the Corporation’s medical, dental, vision and prescription drug plans in which the executive was participating (including dependents) immediately prior to termination. Specifically, the Corporation will reimburse the executive for the difference between the executive’s monthly COBRA premium and the amount the executive would be required to pay for such coverage if employed by the Corporation at such time, subject to termination upon subsequent full-time employment.

Mr. Hilzinger would be eligible to receive the above-described salary continuation and health benefits continuation for 18 months following termination, and Messrs. Bogansky, Maslowe, Rajappa and Sting would be eligible to receive such continuation for 12 months following termination.

Termination in Connection with Change in Control

Upon a qualifying termination of employment (a termination without “cause” or for “good reason”) during the protected period of 24 months following a CIC, the Severance Plan provides that the NEOs will be eligible to receive the following severance benefits (in addition to any accrued benefits or payments):

Change in Control Payment.    A lump sum amount equal to the sum of (i) the executive’s annual base salary, multiplied by 2.0 for Mr. Hilzinger and 1.5 for Messrs. Bogansky, Maslowe, Rajappa and Sting, and (ii) the executive’s target cash incentive payment for the year of termination.

Change of Control Benefits Continuation.    Health care continuation for a period of up to 18 months on the same terms as described above for a non-CIC related termination.

Retirement Benefits and Other Perquisites and Compensation

The Named Executive Officers participate in employee benefits plans generally available to all of our employees, including medical and health plans, the 401(k) plan (which for 2020 included, for all employees, a 25% company match for the first 6% of employee contribution) and the 2012 Employee Stock Purchase Plan. See the Summary Compensation Table below for further detail.

Executive Compensation Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company generally may not deduct compensation in excess of $1 million paid to its CEO and other covered officers. The Tax Cuts and Jobs Act made certain changes to Section 162(m), including repealing the exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017 and expanding the scope of persons covered by the limitations on deductibility. Accordingly, compensation paid after 2017 to our covered executive officers in excess of $1 million will not be deductible. The elimination of the performance-based exemption from Section 162(m)’s deduction limit has not altered the Compensation Committee’s commitment to a pay-for-performance executive compensation program. The Compensation Committee believes that the Section 162(m) related tax deduction is one of several relevant considerations in setting compensation and that the Section 162(m) tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing people. In 2020, the Compensation Committee considered the potential effect on the limitation of deductibility of compensation under Section 162(m) when determining NEO compensation and the Compensation Committee intends to continue to consider the potential future effects of the deduction limitation under Section 162(m) when determining future NEO compensation.

COMPENSATION RISK ASSESSMENT

As part of its oversight of our executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, we review all of our compensation plans, policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. The Compensation Committee does not believe its compensation policies, procedures or practices are reasonably likely to have a material adverse effect on the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists entirely of “non-employee directors” under SEC Rule 16b-3 and “independent” directors as affirmatively determined by the Board pursuant to the NASDAQ Listing Standards. The current members of the Compensation Committee, all of whom have served on the committee at all times since January 1, 2020, are the individuals named as signatories to the Compensation Committee Report set forth above. None of those individuals are current or former officers or employees of the Corporation. There were no compensation committee “interlocks” during 2020, which generally means that none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of the Board or as a member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded or paid or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2020, 2019 and 2018 by our NEOs. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey A. Hilzinger	2020	545,765	—	1,694,419	—	359,894	97,409	2,697,487
Chief Executive Officer	2019	543,958	—	973,177	—	391,650	3,429	1,912,214
	2018	521,394	—	487,482	162,498	428,490	93,265	1,693,129

Michael R. Bogansky(6)	2020	356,394	—	607,117	—	167,919	5,537	1,136,967
SVP, Chief Financial Officer	2019	309,615	—	347,554	—	157,904	3,836	818,909

Louis E. Maslowe	2020	342,139	—	334,815	—	131,893	8,278	817,125
SVP, Chief Risk Officer	2019	336,000	—	249,981	—	149,474	7,038	742,493
	2018	339,385	—	187,467	62,496	184,274	6,421	780,043

Aswin Rajappa	2020	295,375	—	367,299	—	115,975	5,774	784,423
SVP, Chief Strategy Officer	2019	287,423	—	139,002	—	122,155	5,092	553,672
	2018	278,846	—	99,944	24,997	80,897	3,280	487,964

Gregory L. Sting	2020	298,506	—	234,831	—	95,894	23,773	653,004
SVP, Chief Operations Officer	2019	291,803	—	149,963	—	110,885	5,522	558,173
	2018	288,500	—	112,463	37,499	131,560	4,107	574,129

(1)

There were 27 pay periods in 2020 compared to 26 in 2019 based upon the holiday calendar and the Corporation’s pay period cycle. The extra pay cycle served to partially or fully offset the above-discussed temporary salary reductions in 2020.

(2)

Represents the grant date fair value of stock awards granted under the 2019 Equity Plan in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and the amendments issued in ASU 2017-09. Please refer to the Note 2 under “Summary of Significant Accounting Policies” subtitled “Stock-Based Compensation” included in the Corporation’s 2020 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the grant date of the award and are reported at probable outcome. PSUs and Supplemental PSUs will be earned from 0-200% achievement. The Target and Maximum payouts for the PSUs granted in 2020 are as follows: for Mr. Hilzinger, $454,997 at Target and $909,993 at Maximum; for Messrs. Bogansky and Maslowe, $162,480 at Target and $324,960 at Maximum; for Mr. Rajappa, $64,988 at Target and $129,976 at Maximum; and for Mr. Sting, $97,492 at Target and $194,984 at Maximum. With respect to the Supplemental PSUs, the Target and Maximum payouts are: $0 and 909,993, respectively, for Mr. Hilzinger; $0 and $324,960, respectively, for Mr. Bogansky and $0 and $129,976, respectively, for Mr. Rajappa. Finally, with respect to the Stock Price-Based PSUs, the Target and Maximum payouts are the same (as no more than 100% of the target Stock Price-Based PSUs may vest per the award terms) and are as follows: $1,249,997 for Mr. Hilzinger; $449,991 for Mr. Bogansky; $399,997 for Mr. Rajappa; and $149,997 for Messrs. Maslowe and Sting.

(3)

Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the 2014 Equity Plan in accordance with FASB ASC Topic 718. Please refer to Note 2 under “Summary of Significant Accounting Policies” subtitled “Stock-Based Compensation” included in the Corporation’s 2020 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts

(4)	Figures represent the cash incentive payment earned for that year (but paid in first quarter of the following year).
(5)

Other compensation in 2020 consisted of: (i) for Mr. Hilzinger, entirely of dividend payments; (ii) for Mr. Bogansky, $4,777 of contributions made to the 401(k) plan and $760 in dividend payments; (iii) for Mr. Maslowe, $5,333 of contributions made to the 401(k) plan and $2,946 in dividend payments; (iv) for Mr. Rajappa, $4,875 of contributions made to the 401(k) plan and $899 in dividend payments; and (v) for Mr. Sting, $4,086 of contributions made to the 401(k) plan and $19,687 in dividend payments. Contributions made by the Corporation to the 401(k) plan on behalf of the Named Executive Officers was made pursuant to a program available to all employees.

(6)	Mr. Bogansky joined the Corporation on February 1, 2019; as a result, his 2019 salary is pro-rated.

GRANTS OF PLAN-BASED AWARDS DURING 2020

The following Grants of Plan-Based Awards table provides information about equity and cash incentive plan awards granted to our NEOs during the fiscal year ended December 31, 2020. The annual cash incentive plan under which the cash incentive amounts in the following table were made is described above in “Compensation for Executive Officers in 2020 — Annual Cash Incentive Plan.” The equity-based incentive plans under which the equity grants in the following table were made are described above in “Compensation for Executive Officers in 2020 — Annual Equity-Based Incentives.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey A. Hilzinger	—	$205,654	$514,134	$951,148	—	—		—	—	—
	02/14/2020	—	—	—	—	—		—	11,992	$244,997
	02/14/2020	—	—	—	11,135	22,271	(5)	44,542	—	$454,997
	02/14/2020	—	—	—	8,908	22,271	(6)	44,542	—	$287,296
	12/14/2020	—	—	—	20,032	100,160	(7)	100,160	—	$707,130
Michael R. Bogansky	—	$87,231	$218,077	$403,442	—	—		—	—	—
	02/14/2020	—	—	—	—	—		—	4,282	$87,481
	02/14/2020	—	—	—	3,976	7,953	(5)	15,906	—	$162,480
	02/14/2020	—	—	—	3,181	7,953	(6)	15,906	—	$102,594
	12/14/2020	—	—	—	7,211	36,057	(7)	36,057	—	$254,562
Louis E. Maslowe	—	$83,742	$209,354	$387,305	—	—		—	—	—
	02/14/2020	—	—	—	—	—		—	4,282	$87,481
	02/14/2020	—	—	—	3,976	7,953	(5)	15,906	—	$162,480
	12/14/2020	—	—	—	2,403	12,019	(7)	12,019	—	$84,854
Aswin Rajappa	—	$60,247	$150,617	$278,641	—	—		—	—	—
	02/14/2020	—	—	—	—	—		—	1,713	$34,997
	02/14/2020	—	—	—	1,590	3,181	(5)	6,362	—	$64,988
	02/14/2020	—	—	—	1,272	3,181	(6)	6,362	—	$41,035
	12/14/2020	—	—	—	6,410	32,051	(7)	32,051	—	$226,280
Gregory L. Sting	—	$60,886	$152,213	$281,594	—	—		—	—	—
	02/14/2020	—	—	—	—	—		—	2,569	$52,485
	02/14/2020	—	—	—	2,386	4,772	(5)	9,544	—	$97,492
	12/14/2020	—	—	—	2,403	12,019	(7)	12,019	—	$84,854

(1)

Represents award opportunities under the 2020 cash incentive plan. The actual cash incentive payment received by each NEO under the 2020 plan is set forth above in “Compensation for Executive Officers in 2020 — Annual Cash Incentive Plan” and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Represents Restricted Stock Unit Awards with a grant date stock price of $20.43 that vest at the rate of 33.33% per year, with vesting dates of February 14, 2021, February 14, 2022 and February 14, 2023.

(3)

Assumes threshold performance of the corporate objectives, and no payment under the individual performance objectives, under the Corporation’s 2020 cash incentive plan, as detailed in “Compensation for Executive Officers in 2020 — Annual Cash Incentive Plan” above.

(4)

Assumes maximum performance of the corporate objectives, and maximum payment under the individual performance objectives, under the Corporation’s 2020 cash incentive plan, as detailed in “Compensation for Executive Officers in 2020 — Annual Cash Incentive Plan” above.

(5)

Represents the number of Performance Stock Units granted on February 14, 2020, that may be earned and vested determined based on the level of achievement of the performance goals determined based on the Corporation’s three-year average ROE during the performance period, as described in more detail in “Compensation for Executive Officers in 2020 — Annual Equity-Based Incentives” above.

(6)

Represents the number of Supplemental PSUs granted on February 14, 2020, that may be earned and vested determined based on the level of achievement of the performance goals determined based on the Corporation’s three-year average ROE during the performance period and subject to downward adjustment based upon TSR over that period, as described in more detail in “Compensation for Executive Officers in 2020 — Annual Equity-Based Incentives” above.

(7)

Represents the number of Stock Price-Based PSUs granted on December 14, 2020, that may be earned and vested determined based on the level of achievement of the performance goals determined based on the trailing 20 consecutive trading day average closing price of the Corporation’s common stock on December 14, 2023, as described in more detail in “Compensation for Executive Officers in 2020 — Annual Equity-Based Incentives” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2020

The following table summarizes the equity awards we have made to our NEOs which are outstanding as of December 31, 2020.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(a)
Jeffrey A. Hilzinger	24,771	(1)	—		—	$25.75	03/21/2024	—		—	—		—
	—		—		—	—	—	1,918	(2)	$23,476	—		—
	—		—		—	—	—	—		—	11,504	(3)	$140,809
	15,025	(4)	7,513	(4)	—	$28.25	03/20/2025	—		—	—		—
	—		—		—	—	—	7,597	(6)	$92,987	—		—
	—		—		—	—	—	—		—	21,162	(7)	$259,023
	—		—		—	—	—	—		—	21,162	(8)	$259,023
	—		—		—	—	—	11,992	(9)	$146,782	—		—
	—		—		—	—	—	—		—	22,271	(10)	$272,597
	—		—		—	—	—	—		—	22,271	(11)	$272,597
	—		—		—	—	—	—		—	100,160	(12)	$0
Michael R. Bogansky	—		—		—	—	—	2,713	(6)	$33,207	—		—
	—		—		—	—	—	—		—	7,558	(7)	$92,510
	—		—		—	—	—	—		—	7,558	(8)	$92,510
	—		—		—	—	—	4,282	(9)	$52,412	—		—
	—		—		—	—	—	—		—	7,953	(10)	$97,345
	—		—		—	—	—	—		—	7,953	(11)	$97,345
	—		—		—	—	—	—		—	36,057	(12)	$0
Louis E. Maslowe..	9,527	(1)	—		—	$25.75	03/21/2024	—		—	—		—
	—		—		—	—	—	738	(2)	$9,033	—		—
	—		—		—	—	—	—		—	4,424	(3)	$54,150
	5,778	(4)	2,890	(4)	—	$28.25	03/20/2025	—		—	—		—
	—		—		—	—	—	—		—	4,000	(5)	$48,960
	—		—		—	—	—	2,713	(6)	$33,207	—		—
	—		—		—	—	—	—		—	7,558	(7)	$92,510
	—		—		—	—	—	4,282	(9)	$52,412	—		—
	—		—		—	—	—	—		—	7,953	(10)	$97,345
	—		—		—	—	—	—		—	12,019	(12)	$0

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(a)
Aswin Rajappa	—		—		—	—	—	295	(2)	$3,611	—		—
	—		—		—	—	—	—		—	1,769	(3)	$21,653
	2,311	(4)	1,156	(4)	—	$28.25	03/20/2025	—		—	—		—
	—		—		—	—	—	1,085	(6)	$13,280	—		—
	—		—		—	—	—	—		—	3,023	(7)	$37,002
	—		—		—	—	—	—		—	3,023	(8)	$37,002
	—		—		—	—	—	1,713	(9)	$20,967	—		—
	—		—		—	—	—	—		—	3,181	(10)	$38,395
	—		—		—	—	—	—		—	3,181	(11)	$38,395
	—		—		—	—	—	—		—	32,051	(12)	$0
Gregory L. Sting	5,716	(1)	—		—	$25.75	03/21/2024	—		—	—		—
	—		—		—	—	—	443	(2)	$5,422	—		—
	—		—		—	—	—	—		—	2,654	(3)	$32,485
	3,467	(4)	1,734	(4)	—	$28.25	03/20/2025	—		—	—		—
	—		—		—	—	—	1,628	(6)	$19,927	—		—
	—		—		—	—	—	—		—	4,534	(7)	$55,496
	—		—		—	—	—	2,569	(9)	$31,445	—		—
	—		—		—	—	—	—		—	4,772	(10)	$58,409
	—		—		—	—	—	—		—	12,019	(12)	$0

(a)	Calculated using the closing price of the Corporation’s common stock on December 31, 2020 ($12.24 per share).
(1)	Represents Option grants on March 31, 2017 (the grant date exercise price was $28.25).
(2)	Represents RSUs granted on March 20, 2018 (the grant date stock price was $28.25) that vest at the rate of 33.33% per year. These RSUs vested on March 20, 2021.
(3)

Represents the number of PSUs granted on March 20, 2018 (the grant date stock price was $28.25) that may be earned subject to the Corporation’s three-year average ROE during the performance period of January 1, 2018 through December 31, 2020. The three-year average ROE did not meet the threshold level set forth in the award, thus all PSUs were forfeited.

(4)	Represents Option grants on March 20, 2018 (the grant date exercise price was $28.25) that vest at the rate of 33.33% per year. The Option became fully exercisable on March 20, 2021.
(5)

Represents a March 31, 2017, PSU grant that earned one-third of target PSUs based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through March 31, 2021.

(6)	Represents RSUs granted on March 29, 2019 (the grant date stock price was $21.50) that vest at the rate of 33.33% per year, with remaining vesting dates of March 29, 2021 and March 29, 2022.
(7)

Represents PSUs granted on March 29, 2019 (the grant date stock price was $21.50) that may be earned subject to the Corporation’s three-year average ROE during the performance period of January 1, 2019 through December 31, 2021.

(8)

Represents Supplemental PSUs granted on March 29, 2019 (the grant date stock price was $21.50) that may be earned based on specific levels of ROE achievement in excess of target measured from January 1, 2019 through December 31, 2021, subject to downward adjustment based on specific levels of relative TSR during such measurement period.

(9)

Represents RSUs granted on February 14, 2020 (the grant date stock price was $20.43) that vest at the rate of 33.33% per year, with vesting dates of February 14, 2021, February 14, 2022 and February 14, 2023.

(10)

Represents PSUs granted on February 14, 2020 (the grant date stock price was $20.43) that may be earned subject to the Corporation’s three-year average ROE during the performance period of January 1, 2020 through December 31, 2022.

(11)

Represents Supplemental PSUs granted on February 14, 2020 (the grant date stock price was $20.43) that may be earned based on specific levels of ROE achievement in excess of target measured from January 1, 2020 through December 31, 2022, subject to downward adjustment based on specific levels of relative TSR during such measurement period.

(12)

Represents Stock-Price Based PSUs granted on December 14, 2020 (the stock price on the grant determination date was $12.48, with the number of Stock-Price Based PSUs that may be earned based upon specific levels of the trailing 20 consecutive trading day average closing price of the Corporation’s common stock on December 14, 2023). The closing price of our common stock on December 31, 2020 was $12.24 per share, which is below the $16.00 per share threshold level of achievement for vesting of any Stock-Price Based PSUs. For more detail, see “Compensation for Executive Officers in 2020 — Annual Equity-Based Incentives” above.

OPTION EXERCISES AND STOCK VESTED DURING 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Jeffrey A. Hilzinger	—	—	47,819	399,497
Michael R. Bogansky	—	—	1,356	12,516
Louis E. Maslowe	—	—	2,903	26,538
Aswin Rajappa	—	—	995	8,936
Gregory L. Sting	—	—	10,427	96,080

(1)	Value is based on the closing price of a share of the Corporation’s common stock as quoted on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following tables were calculated as per the applicable provisions of the Severance Plan discussed in “Change of Control and Other Severance Arrangements” above. In addition to the benefits designated under the Severance Plan, our NEOs are also entitled to benefits pursuant to the terms of the 2014 Equity Plan and 2019 Equity Plan. Pursuant to the terms of the 2014 Equity Plan or 2019 Equity Plan, as applicable, upon a change of control (as defined therein) and an involuntary termination of employment without cause within twenty-four (24) months following a change of control all the restrictions and conditions on all outstanding awards (other than performance-based awards) granted under the 2014 Equity Plan and the 2019 Equity Plan shall immediately lapse.

For purposes of calculating the amounts in the table below, we have assumed that the termination or change in control event took place on December 31, 2020, as required by SEC rules. For purposes of calculating the value of any equity-based awards in accordance with the SEC rules, we used the closing price of our common stock on December 31, 2020 of $12.24 per share.

Jeffrey A. Hilzinger

Benefit Type	Termination without Cause or for Good Reason ($)	Change in Control with Termination without Cause or for Good Reason($)		Death or Disability
Cash Severance Payments	1,853,423	1,614,340		—
Benefits Continuation	20,376	20,376		—
Equity Award Acceleration	—	1,467,295	*	—	**

Total of Payments	1,873,799	3,102,011		—

Michael R. Bogansky

Benefit Type	Termination without Cause or for Good Reason ($)	Change in Control with Termination without Cause or for Good Reason($)		Death or Disability
Cash Severance Payments	568,077	743,077		—
Benefits Continuation	26,820	26,820		—
Equity Award Acceleration	—	465,328	*	—	**

Total of Payments	594,897	1,235,225		—

Louis E. Maslowe

Benefit Type	Termination without Cause or for Good Reason ($)	Change in Control with Termination without Cause or for Good Reason($)		Death or Disability
Cash Severance Payments	548,459	716,459		—
Benefits Continuation	24,624	24,624		—
Equity Award Acceleration	—	387,611	*	—	**

Total of Payments	558,675	1,128,694		—

Aswin Rajappa

Benefit Type	Termination without Cause or for Good Reason ($)	Change in Control with Termination without Cause or for Good Reason($)		Death or Disability
Cash Severance Payments	440,693	585,731		—
Benefits Continuation	—	—		—
Equity Award Acceleration	—	211,385	*	—	**

Total of Payments	440,693	797,116		—

Gregory L. Sting

Benefit Type	Termination without Cause or for Good Reason ($)	Change in Control with Termination without Cause or for Good Reason($)		Death or Disability
Cash Severance Payments	445,363	591,938		—
Benefits Continuation	22,842	22,842		—
Equity Award Acceleration	—	203,184	*	—	**

Total Present Value of Payments	468,205	817,964		—

*

The acceleration of vesting of the restricted stock granted under the 2014 Equity Plan and the 2019 Equity Plan is based on two events – a change of control and the NEO’s termination of employment without cause with 24 months after the change of control. For purposes of this calculation, all performance-based equity awards other than the Stock Price-Based PSUs are assumed to have been satisfied at target upon a change of control, per the terms of those awards. The Stock Price-Based PSUs are assumed to have been forfeited in their entirety, as the closing stock price as of December 31, 2020 is below the threshold performance goal of $16.00 per share necessary for any portion of that award to vest on a change of control.

**

The amount is not determinable since the amount that would be paid is a pro rata amount that will be determined at the end of the performance period for certain PSUs based on level of achievement of the performance goals or a change in control, if earlier.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Reform and Consumer Protection Act, we are providing the ratio of the annual total compensation of Jeffrey Hilzinger, our CEO, to the annual total compensation of our median compensated employee as of December 31, 2020. For 2020, our CEO Jeffrey Hilzinger’s total compensation was $2,697,487 and the annual total compensation of our median compensated employee was $69,492. The ratio between these two amounts is 38.8 to 1. This pay ratio is a reasonable estimate and was determined using the below-described methodology.

As of December 31, 2020, our total employee population consisted of 256 employees. We used gross taxable income from our payroll data to determine our median employee, which we annualized for all permanent employees who did not work for the entire year. We calculated the annual total compensation of our median employee for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Since all of our employees, including the CEO, are located within the United States, we did not make any cost of living adjustments in identifying the median employee. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2020 Summary Compensation Table set forth above.

The SEC rules allow for companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices when identifying the median compensation employee and the calculation the pay ratio based on that employee’s annual total compensation. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proposal 3:

APPROVAL OF AMENDMENT TO THE CORPORATION’S 2019 EQUITY COMPENSATION PLAN

PROPOSAL SUMMARY AND RECOMMENDATION

On April 21, 2021 our Board of Directors adopted, subject to shareholder approval at the Annual Meeting, an amendment to the 2019 Equity Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares (the “Amendment”). The Amendment is attached as Annex A to this Proxy Statement. We are seeking stockholder approval for the Amendment. We are not seeking shareholder approval of any other changes to the 2019 Equity Plan. Shareholder approval of the Amendment requires the affirmative vote of a majority of the outstanding shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

We believe that our continuing ability to offer equity incentive awards under the 2019 Equity Plan is critical to our ability to attract, motivate and retain key individuals who are critical to our long-term success. We operate in a highly competitive market for talent and will rely in part on our ability to offer equity incentive awards. In determining the amount of authorized share increase requested by this proposal, our Board considered, among other things, (i) the historical number of equity awards granted by the Corporation in the past three years, as described below and (ii) the likelihood that performance-based stock units granted on March 29, 2019 and February 14, 2020 will fail to meet the threshold performance levels set forth in the awards at the conclusion of the performance periods on December 31, 2021 and December 31, 2022, respectively, and thus become available for issuance pursuant to the terms of the 2019 Equity Plan upon the termination of the respective performance period.

Notwithstanding the foregoing, with the exception of the annual grant of equity awards to our independent directors for the service term commencing immediately following the Annual Meeting, the Corporation is prohibited pursuant to the Merger Agreement from granting equity awards pursuant to the 2019 Equity Plan without the prior written consent of Madeira Holdings, LLC.

If approved by our shareholders, the Amendment will become effective as of the date of shareholder approval. If shareholders do not approve the Amendment, the Amendment will not take effect and the 2019 Equity Plan will continue to be administered in its current form. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2019 Equity Plan.

The following highlights and summary of the material features of the 2019 Equity Plan and the Amendment are qualified in their entirety by reference to the complete text of the 2019 Equity Plan, which was attached as Appendix A to the Corporation’s 2019 Notice of Annual Meeting and Proxy Statement filed with the SEC on April 30, 2019 and the complete text of the Amendment, which is attached as Annex A to this Proxy Statement. The 2019 Equity Plan, as proposed to be amended by the Amendment, is referred to as the “Amended 2019 Plan.”

Recommendation. The Board of Directors unanimously recommends that our shareholders vote “FOR” the approval of an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000 shares.

HIGHLIGHTS OF PROPOSAL

As of the May 30, 2019 effective date of the 2019 Equity Plan, a total of 1,092,522 shares of the Corporation’s common stock were authorized for awards granted under the 2019 Equity Plan, less one share for every one share that was subject to an award granted after December 31, 2018 under the 2014 Equity Plan and prior to the effective date under the 2019 Equity Plan.

As of April 1, 2021, there were 117,331 shares available for grant under the 2019 Equity Plan. If the Amendment is approved by our shareholders, as of such approval date, a total of 867,331 shares of the Corporation’s common stock will be authorized for awards granted under the Amended 2019 Plan, less one share for every one share that was subject to an award granted after April 1, 2021 under the 2019 Equity Plan and prior to the effective date of the Amended 2019 Plan. The total share pool of 867,331 reflects the 117,331 shares that were available for grant as of April 1, 2021 plus an incremental increase of 750,000 shares, which increase represents approximately 6.2% of the Corporation’s outstanding common stock as of April 1, 2021.

Based on our current equity award practices, we expect that the shares that would be authorized by the Amended 2019 Plan would be sufficient for approximately two to four years, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended 2019 Plan could last for a shorter or longer time.

A company’s burn rate is equal to the total number of equity awards the company granted in a fiscal year divided by the weighted average shares of common stock outstanding during that fiscal year. The Corporation’s three-year average burn rate for 2018, 2019 and 2020 was approximately 2.27%, as further detailed in the table below.

The Corporation’s burn rate in 2020 was greater than that in prior years largely resulting from the December 14, 2020 grant of 248,395 performance-based stock units, which require stock price growth of over 123% between the grant date and December 14, 2023 for that target number of units to vest. These performance-based stock units were granted in order to support retention and alignment with shareholders and incentivize our NEOs to continue efforts to drive the Corporation’s long-term performance as it emerges from the Covid-19 pandemic, considering the financial impact of the pandemic made it likely that an aggregate of 191,166 performance-based stock units granted pursuant to the 2019 Equity Plan on March 29, 2019 and February 14, 2020 will fall short of the threshold performance levels at the conclusion of the performance periods on December 31, 2021 and December 31, 2022.

The Corporation will continue to monitor its equity use in future years to ensure the burn rate is maintained within competitive market norms.

Year	Stock Options Granted (a)	Full-Value Awards Granted (b)	Total (a)+(b)	Weighted Average Common Shares Outstanding	Burn Rate
2020	0	459,405	459,405	11,813,338	3.89%
2019	0	188,952	188,952	12,099,920	1.56%
2018	68,689	102,725	171,414	12,201,465	1.40%
Three-Year Average	22,896	250,361	273,257	12,038,241	2.27%

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2014 Equity Plan and the 2019 Equity Plan (and without giving effect to approval of the Amendment) as of April 1, 2021. The 2019 Equity Plan is the only equity plan from which the Corporation can make equity grants.

	Shares Subject to Outstanding Stock Options		Shares Subject to Outstanding Full- Value Awards		Shares Remaining Available for Future Grant(3)(4)
2014 Equity Plan	113,787	(1)	206,892		0
2019 Equity Plan	0		834,646	(2)	117,331

(1)	The weighted average exercise price of the outstanding options under the 2014 Equity Plan as of April 1, 2021 is $26.87.
(2)

Of the 834,646 shares outstanding under the 2019 Equity Plan as of April 1, 2021, 198,474 represent restricted stock units, 63,804 represent restricted stock granted to our independent directors and 572,368 represent performance-based stock units.

(3)	Under the 2019 Equity Plan, all of the 117,331 shares are available to be issued as full-value awards.
(4)

A gross amount of 876,435 equity award shares have been granted under the 2019 Equity Plan, while 41,789 equity award shares have been forfeited as a result of employee departures and were thus again made available for issuance pursuant to the terms of the 2019 Equity Plan.

On April 15, 2021, the last reported price of the Corporation’s common stock on NASDAQ was $13.56.

SUMMARY OF THE AMENDED 2019 PLAN

General.    The Amended 2019 Plan provides that grants may be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), stock awards, stock units, dividend equivalent rights and other equity-based awards.

Shares Subject to the Amended 2019 Plan.    Subject to shareholder approval of the Amendment, a total of 867,331 shares (comprised of 117,331 shares that were available for grant as of April 1, 2021 plus an incremental increase of 750,000 shares) of common stock of the Corporation will be authorized for grants under the Amended 2019 Plan, less one share for every one share that was subject to an award granted after April 1, 2021 under the 2019 Equity Plan and prior to the effective date of the Amended 2019 Plan.

If options or stock appreciation rights (“SARs”) granted under the Amended 2019 Plan (after December 31, 2018, including options or SARs under the 2014 Equity Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, stock units, or other equity awards (after December 31, 2018, including stock awards, stock units, or other equity awards under the 2014 Equity Plan) are forfeited, terminated or otherwise not paid in full, the shares subject to such grants (or after December 31, 2018, grants under the 2014 Equity Plan) will again be available for purposes of the Amended 2019 Plan. To the extent any grants (after December 31, 2018, including grants under the 2014 Equity Plan) are paid in cash, and not in shares of common stock, any shares previously subject to such grants (after December 31, 2018, including grants under the 2014 Equity Plan) will again be available for issuance or transfer under the Amended 2019 Plan. In the event that after withholding tax liabilities arising from a grant other than an option or SAR (after December 31, 2018, including grants other than options or SARs under the 2014 Equity Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Corporation, the shares so tendered or withheld will be added to the shares available for issuance under the Amended 2019 Plan. The following shares will not be added back to the shares authorized for issuance under the Amended 2019 Plan: (i) shares of stock tendered by a grantee or withheld by the Corporation in payment of the exercise price of an option (after December 31, 2018, including options under the 2014 Equity Plan); (ii) shares tendered by a grantee or withheld by the Corporation to satisfy any withholding taxes with respect to options or SARs (after December 31, 2018, including options or SARs under the 2014 Equity Plan); (iii) shares subject to SARs (after December 31, 2018, including SARs under the 2014 Equity Plan) that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of options (after December 31, 2018, including options under the 2014 Equity Plan).

Effective Date.    If approved by our shareholders, the Amended 2019 Plan will become effective on June 2, 2021.

Minimum Vesting.    Any grant under the Amended 2019 Plan (excluding, for this purpose, (i) any substitute grants, (ii) shares delivered in lieu of fully vested cash-denominated grants and (iii) grants to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting) will be granted subject to a minimum vesting period of at least twelve months, such that no such grants will vest prior to the first anniversary of the applicable grant date; provided, that, the Committee may grant any such grants without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the shares of common stock reserved for issuance under the Amended 2019 Plan. For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any grant, including in cases of retirement, death, disability or a change of control, in the terms of a grant or otherwise.

Limit on Non-Employee Director Awards.    The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all grants granted to any non-employee director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, will not exceed $250,000, or $400,000 in the case of either a director serving in the role of non-executive chairman of the board of directors or lead independent director or in a director’s first year of service on the Board.

Individual Award Limit.    The maximum aggregate number of shares of company stock that can be subject to grants made under the Amended 2019 Plan to any individual during any calendar year is 300,000 shares, subject to adjustment for changes in capitalization. The foregoing individual share limit will apply without regard to whether such grants are to be paid in shares of common stock or cash.

Administration.    The Amended 2019 Plan is administered and interpreted by the Compensation Committee. However, the Board will approve and administer all grants to non-employee directors. The Compensation Committee may delegate its authority under the Amended 2019 Plan to a subcommittee. The Compensation Committee has the sole authority to (i) determine the individuals to whom grants will be made under the Amended 2019 Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and lapse of restriction period and the acceleration of exercisability, vesting and lapse of any restriction period, (iv) amend the terms of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Amended 2019 Plan. The Compensation Committee consists entirely of non-employee independent directors.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, including employees who are officers or members of our Board, and members of our Board who are not employees are eligible to participate in the Amended 2019 Plan. Consultants and advisors who perform services for us or any of our subsidiaries will also be eligible to participate in the Amended 2019 Plan, subject to certain conditions set forth in the Amended 2019 Plan. As of April 28, 2021, approximately 25 employees, no consultants and advisors, six non-employee directors of the Corporation and two non-employee directors of the Corporation’s subsidiary, Marlin Business Bank, would be eligible for grants under the Amended 2019 Plan.

Options.    The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. The aggregate number of shares of common stock that may be issued under the Amended 2019 Plan as ISOs is 867,331 shares, and all shares issued under the Amended 2019 Plan as ISOs will count against the plan limit. Neither dividends nor dividend equivalents will be granted, paid or payable in respect of outstanding options.

The Compensation Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Amended 2019 Plan will be equal or greater than the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person will be at least 110% of the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported).

The Compensation Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares, the term of the ISO may not exceed five years from the date of grant. Subject to the Amended 2019 Plan’s minimum vesting provisions, the period for when any option may first become exercisable will be determined by the Compensation Committee at the time of grant. The Compensation Committee may accelerate the exercisability of any option at any time for any reason. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Amended 2019 Plan includes provisions relating to termination of options following termination of a grantee’s employment or service, which in some cases are subject to modification by the Compensation Committee, as described below. Generally, if a grantee’s employment or service terminates for any reason other than disability, death or for cause, the grantee’s option will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to us, on account of the grantee’s death or disability, or the grantee dies within 90 days following a termination of employment or service with us for any reason other than cause, the grantee’s options will terminate one year after the date on which the grantee ceases to be employed by, or provide service to us. If a grantee ceases to be employed by, or providing service to, us on account of cause or if following such termination of employment or service it is determined by the Compensation Committee that the grantee has engaged in conduct that constitutes cause, any option held by the grantee will terminate immediately. In each case described above, the Compensation Committee may specify a different termination date, but in any event no later than the expiration of the option term.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price: (i) in cash, (ii) with the approval of the Compensation Committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method approved by the Compensation Committee, to the extent permitted by applicable law.

Stock Appreciation Rights.    The Compensation Committee may grant SARs to a grantee in connection with, or independently of, any option granted under the Amended 2019 Plan. Subject to the Amended 2019 Plan’s minimum vesting provisions, the Compensation Committee will determine the period for when SARs may first become exercisable and whether SARs will be granted in connection with, or independently of, any options. The Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount of the SAR set forth in the grant instrument. The base amount of each SAR will be established by the Compensation Committee at the time the SAR is granted and will be equal to, or greater than, the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). Payment upon exercise of a SAR will be in cash, in our common stock or a combination of cash and common stock, as determined by the Compensation Committee. SARs may be exercised while the grantee is employed by or providing service to us and our subsidiaries or within the same specified period of time after termination of such employment or service as provided with respect to options. Neither dividends nor dividend equivalents will be granted, paid or payable in respect of outstanding SARs.

Stock Awards.    The Compensation Committee may provide shares of our common stock under a stock award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the

Compensation Committee. Subject to the Amended 2019 Plan’s minimum vesting provisions, the Compensation Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Compensation Committee deems appropriate. The period of time that a stock award remains subject to restrictions is referred to below as the “restriction period.” The Compensation Committee may accelerate the vesting of any or all outstanding stock awards at any time for any reason.

Unless the Compensation Committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Compensation Committee, including, without limitation, the achievement of specific performance goals; provided, however, that any shares, cash or any other property distributed as a dividend or otherwise with respect to any stock award as to which the restrictions have not yet lapsed will be accumulated or credited, and will be subject to the same restrictions and risk of forfeiture as such stock award and will not be paid until and unless the underlying stock award vests. The grantee cannot sell or otherwise dispose of shares of common stock during the restriction period. Subject to exceptions as the Compensation Committee deems appropriate, if a grantee ceases to be employed by, or providing service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the stock award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.

Stock Units.    The Compensation Committee may grant stock units, which are phantom rights that provide the grantee with the right to receive an amount based on the value of a share of our common stock on a future date, if specified conditions are met. Subject to the Amended 2019 Plan’s minimum vesting provisions, the Compensation Committee determines the number of stock units that will be granted, the requirements applicable to the stock units and any other terms and conditions of the stock unit. If a stock unit becomes distributable, it will be paid to the grantee in cash, shares of our common stock or a combination of cash and common stock, as determined by the Compensation Committee. The Compensation Committee may accelerate the vesting of any or all outstanding stock units at any time for any reason.

Other Equity-Based Awards.    The Compensation Committee may grant other equity-based awards that are awards (other than ISOs, NQSOs, SARs, stock awards, stock units or dividend equivalents) that are based on, measured by or payable in shares of our common stock to any grantee, on such terms and conditions as the Compensation Committee shall determine (“Other Equity Awards”). These Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and are payable in cash, our common stock or any combination of cash and common stock. Subject to the Amended 2019 Plan’s minimum vesting provisions, the terms and conditions for these Other Equity Awards will be determined by the Compensation Committee. The Compensation Committee may accelerate the vesting of any or all outstanding Other Equity Awards at any time for any reason.

Dividend Equivalents.    The Compensation Committee may grant dividend equivalent rights with respect to stock units and Other Equity Awards under such terms and conditions as determined by the Compensation Committee. Dividend equivalents entitle the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the stock unit and Other Equity Award is outstanding, on the shares of our common stock covered by the grant as if such shares were then outstanding. The terms and conditions of dividend equivalents are determined by the Compensation Committee; provided, however, that any dividend equivalents will be accumulated or credited, and will be subject to the same restrictions and risk of forfeiture as the stock units or Other Equity Awards to which they relate and will not be paid until and unless the underlying stock units or Other Equity Awards vest.

Performance-Based Compensation.    Under the Amended 2019 Plan, the Compensation Committee may structure awards as performance-based compensation.

The Amended 2019 Plan provides that when awards are granted, the Compensation Committee may establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Compensation Committee deems appropriate and consistent with the Amended 2019 Plan, including the employment requirements and payment terms. The performance goals may relate to the employee’s business unit or our performance and that of our subsidiaries as a whole, or any combination of the foregoing. The Compensation Committee may use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; or such other performance criteria determined by the Compensation Committee at the time of grant.

Deferrals.    The Amended 2019 Plan provides that the Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such grantee in connection with any stock unit or Other Equity Award grant under the Amended 2019 Plan. If any such deferral election is permitted or required, the Compensation Committee will establish rules and procedures for such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of the outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the Amended 2019 Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year as described above, the kind and number of shares covered by outstanding grants, the kind and number of shares to be issued or transferred under the Amended 2019 Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Compensation Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Amended 2019 Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.

Change of Control.    Upon a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such change of control, any outstanding options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such change of control (x) all such outstanding options and SARs that are not assumed or replaced will accelerate and become fully exercisable, (y) the restrictions and conditions on all such outstanding stock awards that are not converted to similar grants will fully lapse and (z) all such outstanding stock units, any Other Equity Awards and dividend equivalents that are not converted to similar grants will be fully vested.

If, upon a change of control, a grantee’s grant is assumed (as described above) and if, within the two year period following the occurrence of such change of control, such grantee ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of a termination by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than on account of cause, death or disability, then as of the date of such grantee’s termination of employment or service all of such grantee’s then outstanding (i) options and SARs will automatically accelerate and become fully exercisable, (ii) stock awards will have all restrictions and conditions immediately lapse and (iii) stock units, dividend equivalents and any Other Equity Awards will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may take any of the following actions with respect to any or all outstanding grants: (i) determine that outstanding options and SARs will accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding stock awards will lapse, in whole or part; (iii) determine that outstanding stock units, Other Equity Awards and dividend equivalents will be fully vested, in whole or part; (iv) require that grantees surrender their outstanding options and SARs in exchange for a payment by us, in cash or our common stock as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (v) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Compensation Committee deems appropriate or (vi) determine that grantees will receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or any Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment will take place as of the date of the change of control or such other date as the Compensation Committee may specify. Without limiting the foregoing, if the per share fair market value of our common stock equals or is less than the per share exercise price or base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the option or SAR.

For purposes of the Amended 2019 Plan, a change of control will generally be deemed to have occurred if one or the following events occurs:

•

any person becomes the beneficial owner of securities representing more than 50% of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a transaction in which we become a subsidiary of another corporation and in which our shareholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•

consummation of (i) a merger or consolidation as a result of which our shareholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

The Compensation Committee may modify the definition of change of control for a particular grant as the Compensation Committee deems appropriate to comply with Section 409A of the Code or otherwise.

Transferability of Grants.    Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Compensation Committee, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Compensation Committee may also provide, in a grant instrument, that a grantee may transfer NQSOs to his or her family members, consistent with applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the grantee receives no consideration for the transfer of NQSOs and the transferred NQSOs will continue to be subject to the same terms and conditions as were applicable to the NQSOs immediately before the transfer.

Right of Recapture/Corporation Policies.    The Compensation Committee may provide in a grant instrument that if at any time within the one year period after the date on which a grantee exercises an option or a SAR, or on which a stock award, stock unit or Other Equity Award vests or is paid, the grantee (i) is terminated for cause or (ii) engages in any activity that constitutes cause, the grantee will be required to pay to us any gain realized by the grantee from such event, upon notice from us. Further, all grants under the Amended 2019 Plan are subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by our Board of Directors, as in effect from time to time.

Participants Outside of the United States.    If any individual who receives a grant under the Amended 2019 Plan is subject to taxation in a country other than the United States, the Compensation Committee may make the grant on such terms and conditions as the Compensation Committee deems appropriate to comply with the laws of the applicable country, and otherwise take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options/SARs.    Without prior shareholder approval, the Compensation Committee will not (i) implement a cancellation/regrant program pursuant to which outstanding options or SARs under the Amended 2019 Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the Amended 2019 Plan with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the Amended 2019 Plan, except in connection with a change of control, or (iii) otherwise directly reduce the exercise price for options and SARs under the Amended 2019 Plan.

Amendment and Termination of the Amended 2019 Plan.    Our Board may amend or terminate the Amended 2019 Plan at any time, subject to shareholder approval if such approval is required in order to comply with the Code or under applicable laws or to comply with applicable stock exchange requirements. The Amended 2019 Plan will terminate on May 29, 2029, unless the Amended 2019 Plan is terminated earlier by our Board or is extended by our Board with the approval of the shareholders.

Federal Income Tax Consequences.    The federal income tax consequences of grants under the Amended 2019 Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Amended 2019 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Amended 2019 Plan. Future appreciation on shares of common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•

If an employee exercises an option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other officers in excess of $1,000,000 in any year.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

New Plan Benefits. Future awards under the Amended 2019 Plan will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable.

Proposal 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY AND RECOMMENDATION

The Audit and Risk Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm (its “independent auditor”) to perform the audit of the consolidated financial statements and internal control over financial reporting of the Corporation and its subsidiaries for the fiscal year ending December 31, 2021. Deloitte has served as the Corporation’s independent auditor since June 24, 2005, and the Corporation’s shareholders are being asked to ratify the Corporation’s designation of Deloitte as its independent auditor the fiscal year ending December 31, 2021. The submission of this matter for approval by shareholders is not required by law, our Bylaws or otherwise, or binding on the Corporation; however, the Board believes that such submission provides shareholders an opportunity to provide feedback to the Board on an important issue of corporate governance and therefore is submitting this matter to shareholder vote as a matter of good corporate practice.

Recommendation. The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Corporation’s Review of Deloitte’s Independence

The Audit and Risk Committee annually reviews Deloitte’s independence and performance in deciding whether to retain Deloitte or engage a different independent auditor. In the course of these reviews, the committee considers, among other factors:

•	Deloitte’s historical and recent performance on the Corporation’s audit;

•	the quality and candor of Deloitte’s communications with the Audit and Risk Committee and management;

•	Deloitte’s capability and expertise in handling the breadth and complexity of the Corporation’s operations;

•	an analysis of Deloitte’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte and its peer firms;

•	the appropriateness of Deloitte’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s independence; and

•	Deloitte’s tenure as the Corporation’s independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure Deloitte’s independence.

Based on this evaluation, the Audit and Risk Committee believes that Deloitte is independent and that it is in the best interests of the Corporation and its shareholders to retain Deloitte as its independent auditor for 2021.

The Audit and Risk Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit and Risk Committee’s policy also requires management to inform the Audit and Risk Committee throughout the year when the actual fees charged by the independent auditors for service are not consistent with the estimated fees for service.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit and Risk Committee approves the services before we engage the independent auditors.

During 2020, the Audit and Risk Committee pre-approved all audit and non-audit services provided by the independent auditors.

Voting-Related Considerations

If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent auditor, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor. Even if the designation is ratified, the Audit and Risk Committee may designate a different independent auditor at any time during the year if it determines that this would be in the best interests of the Corporation and/or its shareholders. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting, present via webcast or by proxy, by the shareholders entitled to vote thereon.

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 4.

A representative from Deloitte will be present at the meeting with an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accounting firm, for the last two fiscal years:

	2020	2019
Audit Fees	$1,023,872	$1,124,201
Audit-Related Fees	$0	$0
Tax Fees	$0	$10,421
All Other Fees	$0	$0

Total	$1,023,872	$1,134,622

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit and Risk Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

REPORT OF THE AUDIT AND RISK COMMITTEE

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit and Risk Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit and Risk Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit and Risk Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2020, with the Corporation’s management and Deloitte & Touche LLP. The Audit and Risk Committee has discussed with the outside independent registered public accountants the matters required to be discussed by the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The outside independent registered public accounting firm provided to the Audit and Risk Committee the written disclosures required by the PCAOB. The Audit and Risk Committee discussed with the outside independent registered public accountants their independence and considered the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit and Risk Committee’s review and discussions noted above, on February 26, 2021 the Audit and Risk Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Date: April 20, 2021

Audit and Risk Committee of the Board of Directors:

John J. Calamari (Chairman)

Matthew J. Sullivan

J. Christopher Teets

James W. Wert

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans. The following table discloses, as of December 31, 2020, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2019 Equity Compensation Plan	403,004	n/a	481,103
2014 Equity Compensation Plan	290,620	$10.56	0	(1)
2012 Employee Stock Purchase Plan	None	n/a	0	(2)
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None
Totals	693,624	$4.42	481,103

(1)	From and after the effectiveness of the 2019 Equity Plan on May 30, 2019, no further grants can be made under the 2014 Equity Plan.
(2)

All then-remaining authorized shares pursuant to the 2012 Employee Stock Purchase Plan were issued in connection with the June 30, 2020 purchase date thereunder. As such, as of December 31, 2020, there were no shares remaining available for issuance pursuant to the 2012 Employee Stock Purchase Plan.

Share Ownership Guidelines. The Board believes that it is important for our NEOs to have a financial stake in the Corporation so that their interests align with those of the Corporation’s long-term shareholders. To support this objective, the Corporation maintains stock ownership guidelines. Each Named Executive Officer is expected to acquire and hold during his or her employment with the Corporation, ownership of the Corporation’s stock having a value (measured annually based on the closing stock price on the last day of the calendar year) equal to the multiple of his or her annual base salary as indicated below. A Named Executive Officer who holds more than one title indicated below will be expected to satisfy the highest applicable ownership requirement. Named Executive Officers will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an executive officer, whichever is later.

Position	Salary Multiple
Chief Executive Officer	5x
Chief Financial Officer, Chief Risk Officer, & Chief Operations Officer	2x
Other Executive Officers	1.5x

Furthermore, our Insider Trading Policy strongly discourages our directors, officers and employees from: (i) trading in our securities on a short-term basis by requiring any of our securities that are purchased in the open market by such persons to be held for a minimum of six (6) months; (ii) purchasing our securities on margin; (iii) short-selling our securities; and (iv) trading in puts, calls and straddles on our securities.

Included Holdings.    The Corporation’s stock holdings that count toward meeting the ownership requirements include: shares owned outright (including shares held in the Corporation’s Employee Stock Purchase Plan) or beneficially by the Named Executive Officer (or his or her immediate family members); restricted shares; and

shares subject to RSUs. Unexercised stock options and unearned PSUs do not count toward meeting the ownership requirements.

Share Retention Requirements.    If a Named Executive Officer is not in compliance with the ownership guidelines, such Named Executive Officer will be required to retain 100% of net after-tax shares from option exercise or share vesting until the ownership requirements are achieved. If a Named Executive Officer’s guideline requirement changes due to a change in position or in the Named Executive Officer’s annual base salary, the number of shares required to be held will be adjusted accordingly.

The Compensation Committee monitors compliance with the guidelines and must approve any exceptions in the case of compelling circumstances, of which there are none. As of April 28, 2021, none of our Named Executive Officers have been designated an executive officer for greater than five years, and are thus all within the five year ramp-up period before compliance with the guidelines is expected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2021, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors; and

•	all of our executive officers and directors as a group.

As of April 1, 2021, there were 12,010,499 shares of our common stock issued and outstanding. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Jeffrey A. Hilzinger(1)	120,689	1.00
Michael R. Bogansky	7,878	*
Louis E. Maslowe(2)	28,309	*
Aswin Rajappa(3)	5,824	*
Gregory L. Sting(4)	28,381	*
John J. Calamari(5)	52,377	*
Lawrence J. DeAngelo(6)	308,834	2.57
Scott A. Heimes(7)	19,840	*
Matthew J. Sullivan(8)	294,912	2.46
J. Christopher Teets(9)	37,393	*
James W. Wert(10)	80,671	*

All current executive officers and current directors as a group (14 persons)(11)	1,007,423	8.39
Beneficial Owners of More Than 5% of Common Stock
Red Mountain Capital Partners LLC(12) 1999 Avenue of the Stars, Ste 1100 Los Angeles, CA 90067	2,956,925	24.62
Broad Run Investment Management, LLC(13) 1530 Wilson Blvd, Suite 530 Arlington, VA 22209	1,169,695	9.74
Basswood Capital Management, L.L.C.(14) 64 Madison Avenue, 10th Floor New York, NY 10022	951,223	7.92
Dimensional Fund Advisors LP.(15) Building One 6300 Bee Cave Road Austin, TX 78746	896,819	7.47
BlackRock Inc.(16) 55 East 52nd Street New York, NY 10055	727,437	6.06

*	Represents less than 1%.
(1)	Represents 73,380 shares of our common stock held directly by Mr. Hilzinger and 47,309 shares of our common stock underlying stock options that are currently exercisable.
(2)	Represents 10,114 shares of our common stock held directly by Mr. Maslowe and 18,195 shares of our common stock underlying stock options that are currently exercisable.
(3)	Represents 2,357 shares of our common stock held directly by Mr. Rajappa and 3,467 shares of our common stock underlying stock options that are currently exercisable.
(4)	Represents 17,464 shares of our common stock held directly by Mr. Sting and 10,917 shares of our common stock underlying stock options that are currently exercisable.
(5)

Represents 30,049 shares of our common stock held directly by Mr. Calamari, 16,218 shares for which Mr. Calamari has shared voting and dispositive power. Also represents 22,328 shares of restricted stock held by Mr. Calamari. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information.

(6)

Represents 286,506 shares of our common stock held directly by Mr. DeAngelo, 264,879 shares for which Mr. DeAngelo has shared voting and dispositive power. Also represents 22,328 shares of restricted stock. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information.

(7)	Represents 19,840 shares of restricted stock held by Mr. Heimes. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information.
(8)

Represents 38,101 shares of our common stock held directly by Mr. Sullivan and 22,328 shares of restricted stock. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information. Also includes 234,483 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9)

Represents 15,065 shares of our common stock held directly by Mr. Teets and 22,328 shares of restricted stock. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information. The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 12 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(10)

Represents 58,343 shares of our common stock held directly by Mr. Wert and 22,328 shares of restricted stock. See “Proposal 1: Election of Directors – Non-Employee Directors’ Compensation – Equity Compensation” above for more information.

(11)

Also includes 11,571 shares of our common stock held directly, and 10,744 shares of our common stock underlying stock options that are currently exercisable, by Laura Anger, Ryan Melcher and Jim Sherlock, who are current executive officers but not Named Executive Officers.

(12)

The shares reported as beneficially owned by Red Mountain are reported as of June 10, 2020, based solely on a Form 4 jointly filed on June 10, 2020 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

(13)

The shares reported as beneficially owned by Broad Run Investment Management, LLC (“Broad Run”) are reported as of December 31, 2020, based solely on a Schedule 13G/A filed by Broad Run on February 16, 2021. Broad Run reported that it possessed sole voting power over 1,158,721 shares and sole dispositive power over 1,169,695 shares. Broad Run also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned. Broad Run reported that as of December 31, 2020, Hennessy Focus Fund, a series of The Hennessy Funds Trust, an investment company registered under the Investment Company Act of 1940, may be deemed to beneficially own 5% or more of the total shares reported by Broad Run.

(14)

The shares reported as beneficially owned by Basswood Capital Management, L.L.C. (“Basswood”) are reported as of December 31, 2020, based solely on a Schedule 13G/A filed by Basswood on February 12, 2021. Basswood reported that it possessed shared voting and shared dispositive power over 951,223 shares. Basswood also reported it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(15)

The shares reported as beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) are reported as of December 31, 2020, based solely on a Schedule 13G/A filed by Dimensional on February 12, 2021. Dimensional reported that it possessed sole voting power over 857,454 shares and sole dispositive power over 896,819 shares. Dimensional also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(16)

The shares reported as beneficially owned by BlackRock, Inc. (“BlackRock”) are reported as of December 31, 2020, based solely on a Schedule 13G/A filed by BlackRock on January 29, 2021. BlackRock reported that it possessed sole voting power over 718,436 shares and sole dispositive power over 727,437 shares. BlackRock also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

SECTION 16(A) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2020 were filed on time except for a report for Laura Anger and a report for Aswin Rajappa, each inadvertently filed late in December 2020.

SHAREHOLDER PROPOSALS & NOMINATION OF DIRECTORS FOR 2022 ANNUAL MEETING

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2022, all shareholder proposals must be delivered to or mailed and received by the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 29, 2021. We suggest that you send any such proposals by certified mail. The Board has the right to review shareholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

Shareholders may submit director nominations for consideration at the 2022 annual meeting if they meet the requirements set forth in the Bylaws. Notice of such nominations to the Corporate Secretary of the Corporation must delivered to or mailed and received at the principal executive offices of the Corporation not later than March 4, 2022, provided, however, that in the event that the 2022 annual meeting is called for a date that is not within thirty (30) days before or after June 2, 2022, then to be timely notice by the shareholder must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2022 annual meeting is mailed or such public disclosure of the date of the 2022 annual meeting is made, whichever first occurs.

In addition, our Bylaws provide for proxy access for properly nominated directors under certain circumstances. An Eligible Shareholder, or a group of up to 20 Eligible Shareholders, may nominate and include in the Corporation’s 2022 annual meeting proxy materials director nominees in a number up to 25 percent of the Board of the Directors in office as of December 29, 2021. To use the proxy access provision, a notice of proxy access nomination and information required by the Bylaws, which must include certain representations and agreements by the shareholder, must be received no earlier than November 29, 2021, and no later than December 29, 2021; provided, however, that in the event that the 2022 annual meeting is not scheduled to be held within a period that commences May 3, 2022, and ends August 1, 2022, then the proxy access notice must be so delivered to, and received by, the Corporate Secretary of the Corporation no earlier than one hundred and eighty (180) days and no later than the tenth (10th) day following the date the 2022 annual meeting is first publicly announced or disclosed.

The Corporation reserves the right to vote all proxies as it determines in its discretion on any shareholder proposals or nominations, pursuant to authority provided on the proxy card. Also, see the Corporation’s Director Nominations policy described above under “Governance of the Corporation.” We suggest that you send any such proposals and nominations by certified mail. The Board has the right to review nominations to determine if they meet the requirements set forth in the Bylaws for being included in the proxy statement.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents in the Investors section of the Corporation’s website at www.marlincapitalsolutions.com.

OTHER MATTERS

As of April 28, 2021, the Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

Ryan Melcher Senior Vice President, General Counsel and Corporate Secretary

Annex A

FIRST AMENDMENT TO

MARLIN BUSINESS SERVICES CORP.

2019 EQUITY COMPENSATION PLAN

This First Amendment (this “Amendment”) to the Marlin Business Services Corp. 2019 Equity Compensation Plan (as in effect from time to time, the “Plan”), shall be effective on June 2, 2021, subject to approval by the Company’s shareholders. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

WHEREAS, pursuant to Section 19 of the Plan, the Board desires to amend Section 3(a) of the Plan to increase the maximum number of shares of Company Stock that may be issued pursuant to Grants under the Plan.

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Shares Authorized. The first sentence of Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

Subject to adjustment as described below, a total of 867,331 shares of common stock of the Company (“Company Stock”) shall be authorized for Grants under the Plan, less one (1) share for every one (1) share granted under the Plan after April 1, 2021 and prior to June 2, 2021 (the “Plan Limit”).

2.	Limits on Incentive Stock Options. The last sentence of Section 5(h) of the Plan is hereby amended and restated in its entirety as follows:

The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is 867,331 shares, and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

MARLIN BUSINESS SERVICES CORP. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 28, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MRLN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 28, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51776-P56283 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MARLIN BUSINESS SERVICES CORP. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors Nominees: 01) John J. Calamari 05) Matthew J. Sullivan 02) Lawrence J. DeAngelo 06) J. Christopher Teets 03) Scott Heimes 07) James W. Wert 04) Jeffrey A. Hilzinger The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve the compensation of the Corporation’s named executive officers, on an advisory basis. ! 3. To approve an amendment to the Corporation’s 2019 Equity Compensation Plan to increase the number of shares of common stock authorized for !! issuance thereunder by 750, 000 shares. 4. To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm. ! NOTE: Other business may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D51777-P56283 PROXY MARLIN BUSINESS SERVICES CORP. 2021 Annual Meeting of Shareholders June 2, 2021, 9:00 a.m. EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARLIN BUSINESS SERVICES CORP. I/We hereby appoint Jeffrey A. Hilzinger and Ryan Melcher and each of them (with full power to act alone), as proxyholders for me/us, and hereby authorize each of them (with full power to act alone) to represent me/us at the 2021 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held virtually via the internet at www.virtualshareholdermeeting.com/MRLN2021 on June 2, 2021, at 9:00 a.m. EDT, and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present. THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND FOR PROPOSALS 2, 3 AND 4. NOTE: IN THE PROXYHOLDER’S DISCRETION, THE PROXYHOLDER IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. Continued and to be signed on reverse side